Exhibit 10.40

CREDIT AGREEMENT

BETWEEN

GAINSCO, INC.,
AS BORROWER,

AND

THE FROST NATIONAL BANK,
AS LENDER

SEPTEMBER 30, 2005

TABLE OF CONTENTS

Section

ARTICLE I	DEFINITIONS
1.1	Definitions
1.2	Additional Definitions
1.3	Construction

ARTICLE II	ADVANCE LOANS
2.1	Advance Loans
2.2	Advance Borrowings
2.3	Repayment
2.4	Mandatory Prepayments
2.5	Voluntary Prepayments
2.6	Termination and Reduction of Advance Commitment
2.7	Interest on Advance Loans Generally
2.8	Computations
2.9	Interest After an Event of Default
2.10	Late Charge
2.11	Payments Generally
2.12	Booking the Advance Loans
2.13	Collateral

ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY
3.1	Taxes
3.2	Illegality
3.3	Inability to Determine Rates
3.4	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans
3.5	Matters Applicable to all Requests for Compensation
3.6	Survival

ARTICLE IV	CONDITIONS PRECEDENT
4.1	Conditions Precedent to Initial Advance Loan
4.2	Conditions Precedent to all Advance Loans

ARTICLE V	AFFIRMATIVE COVENANTS
5.1	General Covenants
5.2	Accounts, Reports and Other Information
5.3	Inspection
5.4	Compliance with ERISA
5.5	Performance of Obligations
5.6	Maintenance of Priority of Bank Liens
5.7	Indemnity

ARTICLE VI	NEGATIVE COVENANTS
6.1	Total Adjusted Capital
6.2	Combined Ratio

6.3	Fixed Charges Coverage Ratio
6.4	Consolidated Net Worth
6.5	Dividends
6.6	Limitation on Debt
6.7	Limitation on Liens
6.8	Burdensome Agreements
6.9	Disposition of Assets
6.10	Acquisition of Assets
6.11	Merger and Consolidation
6.12	Loans and Investments
6.13	ERISA
6.14	Assignment
6.15	Transactions with Affiliates
6.16	Business
6.17	Preferred Stock
6.18	Use of Proceeds

ARTICLE VII	REPRESENTATIONS AND WARRANTIES
7.1	Organization and Qualification
7.2	Authorization; Validity
7.3	Financial Statements
7.4	Compliance With Laws and Other Matters
7.5	Litigation
7.6	Debt
7.7	Title to Properties
7.8	Taxes
7.9	Use of Proceeds
7.10	Possession of Franchises, Licenses, Etc.
7.11	Leases
7.12	Disclosure
7.13	ERISA
7.14	Regulatory Acts
7.15	Solvency
7.16	Environmental Matters
7.17	Investments
7.18	Intellectual Property, Etc.
7.19	Reinsurance Agreements
7.20	Retrocession Agreements
7.21	Subsidiaries
7.22	Labor Relations, Collective Bargaining Agreements
7.23	Preferred Stock Documents
7.24	Survival of Representations and Warranties, Etc.

ARTICLE VIII	EVENTS OF DEFAULT
8.1	Default
8.2	Remedies
8.3	Application of Funds

ARTICLE IX	MISCELLANEOUS
9.1	Notices
9.2	Expenses
9.3	Waivers
9.4	Determinations by Lender
9.5	Set-Off
9.6	Assignment
9.7	Amendment and Waiver
9.8	Confidentiality
9.9	Counterparts
9.10	Severability
9.11	Interest and Charges
9.12	Exception to Covenants
9.13	USA Patriot Act Notice
9.14	GOVERNING LAW
9.15	WAIVER OF JURY TRIAL
9.16	ENTIRE AGREEMENT

SIGNATURES

Exhibits and Schedules

Exhibit A	Advance Note
Exhibit B	Pledge Agreement
Exhibit C	Guaranty Agreement
Exhibit D	Advance Loan Notice
Exhibit E	Compliance Certificate
Exhibit F	Applicable Rate Certificate
Exhibit G	Notice of Final Agreement
Exhibit H	Preferred Stock Documents

Schedule 1.1	Existing Deposit Accounts
Schedule 6.7	Permitted Liens
Schedule 6.15	Affiliates Transaction
Schedule 7.1	Subsidiaries
Schedule 7.3	Off-Balance Sheet Liability
Schedule 7.5	Existing Litigation
Schedule 7.6	Existing Debt
Schedule 7.10	Licensed Jurisdictions
Schedule 7.13	Plans
Schedule 7.16	Environmental Matters
Schedule 7.17	Existing Investments
Schedule 7.19	Reinsurance Agreements
Schedule 7.20	Retrocession Agreements
Schedule 7.22	Labor Agreements
Schedule 9.1	Notice Addresses

Credit Agreement

THIS CREDIT AGREEMENT is dated as of September 30, 2005 (this agreement, together with all amendments and restatements, this “Agreement”), between GAINSCO, INC. a Texas corporation (“Borrower”), and THE FROST NATIONAL BANK, a national banking association (“Lender”).

BACKGROUND

Borrower has requested that Lender make an advance credit facility available to Borrower.  Lender has agreed to do so, subject to the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Definitions.  For purposes of this Agreement:

“Actuary” means either (a) the Tillinghast division of Towers Perrin, or (b) another independent actuary acceptable to Lender in its discretion.

“Advance Availability” means an amount equal to 250% of EBITDA for the twelve-month period ended on the date of determination, determined as at the last day of the most recent fiscal quarter end of Borrower.

“Advance Availability Termination Date” means September 30 2007.

“Advance Borrowing” means a borrowing by Borrower of Advance Loans made by Lender pursuant to Section 2.1.

“Advance Commitment” means Lender’s obligation to make Advance Loans to Borrower pursuant to Section 2.1, in the aggregate principal amount not to exceed $10,000,000 as to all Advance Loans made by Lender.

“Advance Loan Maturity Date” means the first to occur of (a) September 30, 2010, (b) the date the Advance Commitment is terminated pursuant to 8.2, and (c) the date the Obligations are accelerated.

“Advance Loan Notice” means a notice of an Advance Borrowing request pursuant to Section 2.2(a), substantially in the form of Exhibit D.

“Advance Note” means the promissory note made by Borrower in favor of Lender evidencing the Advance Loans, substantially in the form of Exhibit A.

“Affiliate” means any Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled By or is Under Common Control with any other Person; provided, however, that Crescent Real Estate Equities Company, Crescent Real Estate Limited Partnership, and their subsidiaries and affiliates, shall not be considered Affiliates for the purposes of this Agreement.

“Agreement Date” means the date of this Agreement.

“Applicable Law” means (a) in respect of any Person, all provisions of Laws and orders of Governmental Authorities applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all Governmental Authorities and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of Texas, “Applicable Law” means the Laws of the United States of America, including without limitation 12 U.S.C. §§85 and 86,  and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the Laws of the State of Texas, and any other Laws of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit.

“Applicable Rate” means, initially, a per annum percentage equal 2.50%; provided that, after receipt by Lender of the initial Applicable Rate Certificate delivered by Borrower pursuant to Section 5.2(d) and thereafter, such percentage shall be adjusted as follows:  effective on the third Business Day after receipt by Lender of such Applicable Rate Certificate demonstrating a change in either Consolidated Net Worth or EBITDA so that another Applicable Rate should be applied pursuant to the table below, the Applicable Rate shall be (a) the percentage set forth in Column 1 if both Consolidated Net Worth and EBITDA are the amounts stated in Column 1, (b) the percentage set forth in Column 2 if (i) both Consolidated Net Worth and EBITDA are the amounts stated in Column 2 or (ii) either Consolidated Net Worth or EBITDA are the amounts stated in Column 1 and Column 2, or (c) the percentage set forth in Column 3 if either Consolidated Net Worth or EBITDA are the amounts stated in Column 3.  If an Applicable Rate Certificate is not received by Lender by the date required pursuant to Section 5.2(d), the Applicable Rate shall be the percentage stated in Column 3 until the third Business Day after receipt by Lender of an Applicable Rate Certificate demonstrating a change in either Consolidated Net Worth or EBITDA so that another Applicable Rate should be applied pursuant to the table below.  For purposes of determining Applicable Rate, (a) Consolidated Net Worth shall be calculated as at the last day of each fiscal quarter of Borrower and (b) EBITDA shall be calculated as at the last day of each fiscal quarter of Borrower for the preceding four fiscal quarters.

	Column 1	Column 2	Column 3
Consolidated Net Worth	≥ $60,000,000	≥ $50,000,000 and < $60,000,000	< $50,000,000

EBITDA	≥ $6,500,000	≥ $5,500,000 and < $6,500,000	< $5,500,000

Applicable Rate	2.00%	2.25%	2.50%

“Applicable Rate Certificate” means a certificate substantially in the form of Exhibit F.

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Auditors” means KPMG LLP or other independent certified public accountants selected by Borrower and reasonably acceptable to Lender and that are a Registered Public Accounting Firm.

“Authorized Control Level” means “Authorized Control Level” as defined by NAIC from time to time and as applied in the context of the Risk-Based Capital Guidelines promulgated by NAIC (or any term substituted therefor by NAIC).

“Authorized Signatory” means such senior personnel of Borrower, any Subsidiary of Borrower or an Obligor as may be duly authorized and designated in writing by Borrower, such Subsidiary or such Obligor to execute documents, agreements and instruments on behalf of Borrower, such Subsidiary or such Obligor.

“Bank Liens” means Liens in favor of or for the benefit of Lender securing all or any of the Obligations, including, but not limited to, rights in any Collateral created in favor of Lender, whether by mortgage, pledge, hypothecation, assignment, transfer, or other granting or creation of Liens.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.

“Capital Leases” means capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.

“Cash Capex” means any capital expenditure (determined in accordance with GAAP) the source of funds for which was not or is not proceeds of any Debt (whether or not subordinate to any other obligation of any Person) or any equity issuance.

“Cash Equivalents” means (a) Dollar denominated deposits, certificates of deposit (including eurodollar certificates of deposit) and bankers acceptances of (i) any FDIC insured bank, in amounts up to the FDIC insured limit, (ii) any bank having capital and surplus in excess of $500,000,000 or the Dollar equivalent thereof or (iii) any bank whose short term commercial paper is an Investment Grade Security, (b) securities with a maturity or redemption period of six months or less, issued by a Person whose short term debt obligations are rated Class 1 or 2 by NAIC, (c) agreements to sell and repurchase direct obligations of, or obligations that are fully guaranteed as to principal and interest by, the U.S. Treasury, such agreements to be with primary treasury dealers, to be evidenced by standard industry forms and to have maturities of not more than six months from the date of commencement of the repurchase transaction, (d) shares in money market funds rated “Am” or higher by S&P and (e) demand deposit accounts described in Schedule 1.1.

“Code” means the Uniform Commercial Code as in effect in Texas.

“Collateral” means any assets of any Person in which at any time Lender shall be granted a Bank Lien to secure the Obligations.

“Combined Ratio” means the ratio (expressed as a percentage rounded to two decimal places) determined as to the personal automobile insurance lines of Borrower and all Subsidiaries of (a) the sum of losses incurred, plus loss expenses incurred, plus other underwriting expenses incurred, minus revenues of NSLI and MGA Agency, Inc., all for the four fiscal quarter period ended on the date of determination, to (b) the sum of premiums and policy fees earned, all for the four fiscal quarter period ended on the date of determination, all as calculated in accordance with GAAP.

“Compliance Certificate” means a compliance certificate, substantially in the form of Exhibit E.

“Consolidated Interest Expenses” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Borrower and its Subsidiaries in connection with borrowed money (including that attributable to Capital Leases) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, with respect to Borrower and its Subsidiaries for any period, the net income (or loss) of Borrower and its Subsidiaries for such period (excluding any extraordinary gains and any gains from discontinued operations but including extraordinary losses for such period), all determined in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity of Borrower and its Subsidiaries on that date determined in accordance in with GAAP.

“Contingent Debt” means, for any Person:

(a)                                  guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations of any other Person;

(b)                                 obligations under any contract providing for the making of loans, advances or capital contributions to any other Person, or for the purchase of any property from any other Person, in each case in order to enable such other Person primarily to maintain working capital, net worth or any other balance sheet condition or to pay Debts, Dividends or expenses;

(c)                                  obligations under any contract to rent or lease (as lessee) any real or personal property (other than operating leases) if such contract (or any related document) provides that the obligation to make payments thereunder is absolute and unconditional under conditions not customarily found in commercial leases then in general use or requires that the lessee purchase or otherwise acquire securities or obligations of the lessor;

(d)                                 obligations in respect of letters of credit; and

(e)                                  obligations under any other contract which, in economic effect, is substantially equivalent to a guaranty, including but not limited to “keep well” or “capital maintenance” agreements.

“Control” or “Controlled By” or “Under Common Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event any Person which beneficially owns, directly or indirectly, 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation or managers of a limited liability company or other governance board of an entity shall be conclusively presumed to control such corporation or limited liability company.

“Current Financials” means the most recent annual Financial Statements of Borrower or any of its Subsidiaries.

“Debt” means, at any time, for any Person, (a) Capital Leases, (b) Contingent Debt, (c) debt created, issued, incurred or assumed for money borrowed or for the deferred purchase price of property purchased, (d) all debt, obligations and liabilities secured by any Lien upon any property owned by such Person, even though it has not assumed or become liable for the payment of same, and (e) liabilities in respect of unfunded vested benefits under any Plans; provided, however, “Debt” shall not include reverse repurchase agreements entered into by Borrower or a Subsidiary relating to cash management and liquidity management activities, subject to Applicable Laws in the case of RICs.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization or similar debtor relief Laws affecting the rights of creditors generally from time to time in effect.

“Default” means any of the events specified in Section 8.1 that would, with the giving of notice or the passage of time, become an Event of Default.

“Default Rate” means for any date a simple per annum interest rate equal to the lesser of (a) the Eurodollar Rate in effect from time to time, plus 2%, and (b) the Highest Lawful Rate.

“Discontinued Lines” means property and casualty insurance (other than personal automobile insurance) written through or by any Subsidiary prior to the Agreement Date.

“Disposition” and “Dispose” mean any sale, lease, abandonment, transfer, disposal, exchange or other transfer of any ownership or leasehold interest in or control of any asset.

“Dividends” means, with respect to any Person, any dividend on any class of its capital stock or other equity interest now or hereafter outstanding, any distribution of cash or property to or for the benefit of owners of any shares of such stock or other equity interest, any retirement, redemption, purchase or other acquisition, directly or indirectly, of any shares of any class of its capital stock or other equity interest now or hereafter outstanding, or the establishment of a sinking fund or similar arrangement with respect to such capital stock or other equity interest.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expenses for such period, (ii) the provision for federal, state, local and foreign income Taxes payable by Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense and (iv) other expenses of Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and minus (b) all non-cash items increasing Consolidated Net Income for such period.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, real property improvements or as otherwise defined in any Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, consent decree, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release; (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Law” means any and all applicable domestic Laws, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water

Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., as amended, the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended by 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended by 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., and any similar or implementing Law.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Basis” means for any day a rate per annum equal to the “London Interbank Offered Rate” for a three-month term, as published in the “Money Rates” column of The Wall Street Journal, Central Edition, from time to time, or if any reason such rate is no longer available:

(a)                                  for any day the rate per annum (rounded upward to the nearest 1/100 of 1%) equal to the rate determined by Lender to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the date of determination) with a three-month term, determined as of approximately 11:00 a.m. (London time) on the date of determination, or

(b)                                 if the rate referenced in clause (a) does not appear on such page or service or such page or service shall not be available, for any day the rate per annum (rounded upward to the nearest 1/100 of 1%) equal to the rate determined by Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on date of determination) with a three-month term, determined as of approximately 11:00 a.m. (London time).

The Eurodollar Basis shall change effective as of the date of any change as published in The Wall Street Journal, Central Edition, or as determined by Lender, as appropriate.  The Eurodollar Basis is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Lender.

“Eurodollar Rate” means the sum of the Eurodollar Basis plus the Applicable Rate.

“Eurodollar Rate Loan” means the Advance Loan when it bears interest at a rate based on the Eurodollar Rate.

“Event of Default” means any of the events specified in Section 8.1, provided there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further specified condition, event or act.

“Existing Debt” means the Debt of Borrower and its Subsidiaries existing on the Agreement Date, which is described on Schedule 7.6, including renewals (but not increases) thereof.

“Existing Investments” means the Investments of Borrower and its Subsidiaries existing on the Agreement Date, which are described on Schedule 7.17.

“Existing Litigation” means the Litigation involving or otherwise affecting Borrower and its Subsidiaries existing on the Agreement Date (a) where the amount of the related case reserve is equal to or greater than $250,000 (if such Litigation relates to the Insurance Business of Borrower and its Subsidiaries), or (b) which could reasonably be expected to result in a Material Adverse Change.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Frost on such day on such transactions as determined by Lender.

“Financial Statements” includes, but is not limited to, balance sheets, profit and loss statements, reconciliations of capital and surplus and/or partnership capital accounts, as appropriate, and statements of changes in financial position or cash flow, prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with SAP or GAAP, as appropriate.

“Fixed Charges” means the sum of (a) Consolidated Interest Expenses for the four fiscal quarter period ended on the date of determination, plus (b) scheduled principal payments of Debt which would be classified as a current liability on a consolidated balance sheet of Borrower and its consolidated Subsidiaries payable during the four fiscal quarter period beginning on the day following the date of determination, plus (c) Cash Capex actually paid by Borrower during the four fiscal quarter period ended on the date of determination, plus (d) the aggregate amount of Taxes actually paid by Borrower and its consolidated Subsidiaries during the four fiscal quarter period ended on the date of determination, plus (e) cash Dividends actually paid by Borrower during the four fiscal quarter period ended on the date of determination.

“Fixed Charges Coverage Ratio” means the ratio (rounded to two decimal places) determined as at the last day of the most recent fiscal quarter of Borrower of (a) EBITDA for the four fiscal quarter period ended on the last day of such fiscal quarter, to (b) Fixed Charges determined as at the last day of such fiscal quarter.

“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis, set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question, and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

“GAICA” means General Agents Insurance Company of America, Inc., an Oklahoma insurance corporation.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each material Subsidiary (whether now or hereafter existing) of Borrower (other than a RIC).

“Guaranty” means a Guaranty Agreement, substantially in the form of Exhibit C, duly executed by each Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under Applicable Law, Lender is then permitted to charge on the Obligations.  If the maximum rate of interest which, under Applicable Law, Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower.  For purposes of determining the Highest Lawful Rate under Applicable Law, the indicated rate ceiling shall be the lesser of (a)(i) the “weekly ceiling”, as that expression is defined in Section 303.003 of the Texas Finance Code, as amended, or (ii) if available in accordance with the terms thereof and at Lender’s option after notice to Borrower and otherwise in accordance with the terms of Section 303.103 of the Texas Finance Code, as amended, the “annualized ceiling” and (b)(i) if the amount outstanding under this Agreement is less than $250,000, 24% per annum, or (ii) if the amount under this Agreement is equal to or greater than $250,000, 28% per annum.

“Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Insurance Regulator” means, when used with respect to any RIC, the Governmental Authority, insurance department or similar administrative authority or agency located in (a) each state in which such RIC is domiciled or (b) to the extent asserting regulatory jurisdiction over such RIC, the Governmental Authority, insurance department, authority or agency in each state in which such RIC is licensed, and shall include any Federal insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such RIC.

“Interest Payment Date” means each Payment Date and the Advance Loan Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s “disclosure controls and procedures” or “internal controls over financial reporting”, in each case as described in Rule 13A-15 or Rule 15d-15 promulgated under the Securities Act of 1934.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or acquisition of all or substantially all of the assets of any Person, (b) any direct or indirect purchase or other acquisition of, or a beneficial interest in, any equity interest or other securities of any other Person, or (c) any direct or indirect loan, advance, or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that are not current assets or do not arise from Dispositions to that other Person in the ordinary course of business.

“Investment Grade Securities” means and includes (a) securities that are direct obligations of the United States of America, the payment of which is backed by the full faith and credit of the United States of America, (b) debt securities or debt instruments with a rating of Class (1), (2) or higher by NAIC, or if NAIC shall not then exist, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Borrower and Subsidiaries, and (c) any fund investing exclusively in investments of the type described in clauses (a) and (b), which funds may also hold immaterial amounts of cash pending investment and/or distribution.

“Investment Policy” means the written policies and procedures which govern the acquisition and maintenance of Investments and the cash management procedures of each Borrower and each of its Subsidiaries, as such written policies and procedures exist on the Agreement Date.

“Laws” means, collectively, all international, foreign, Federal, state and local constitutions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender’s Office” means Lender’s address and, as appropriate, account as set forth on Schedule 9.1, or such other address or account as Lender may from time to time notify Borrower.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give or not to give any of the foregoing), any conditional sale or other title retention agreement, any financing or other lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction.

“Litigation” means any proceeding, claim, lawsuit and/or investigation conducted or threatened by or before any Governmental Authority, including, but not limited to, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement or other instrument.

“Litigation Report” means a report, certified to be true, correct and complete by an Authorized Officer of Borrower and each of its Subsidiaries which is a party to any Litigation, describing all Litigation (a) relating to Insurance Business of Borrower and each of its Subsidiaries, where the amount of the related case reserve is equal to or greater than $250,000,  or (b) which could reasonably be expected to result in a Material Adverse Change, in format acceptable to Lender.

“Loan Documents” means this Agreement, the Advance Note, the Security Documents, the Guaranties and all other documents and instruments executed and delivered to Lender by any Obligor or any other Person in connection with this Agreement.

“Loss Report” means a quarterly summarization of losses, allocated loss adjustment expenses and related reserves in format acceptable to Lender.

“Material Adverse Change or Effect” means (a)  a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Obligor to perform its obligations under any Loan Document to which it is a party; or (c)  a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party or its property is subject.

“Maximum Amount” means the maximum amount of interest which, under Applicable Law, Lender is permitted to charge on the Obligations.

“Moody’s” means Moody’s Investors Service, Inc.

“NAIC” means the National Association of Insurance Commissioners or any successor organization thereto.

“NAIC Tests” means the ratios and other financial measurements developed by NAIC under its Insurance Regulatory Information System, as in effect from time to time.

“Notice of Final Agreement” means the Arbitration and Notice of Final Agreement, substantially in the form of Exhibit G.

“NSLI” means National Specialty Lines, Inc., a Florida corporation.

“Obligations” means all obligations, indebtedness and liabilities under the Loan Documents now or hereafter owing by Borrower or any other Person to or for the benefit of Lender, whether joint or several, fixed or contingent, including principal, interest, expenses of collection and foreclosure and attorneys’ fees that Borrower is responsible for pursuant to Section 9.2.  Without limiting the generality of the foregoing, “Obligations” includes interest, fees and other amounts that would accrue after the commencement by or against Borrower, any Affiliate thereof or any other Person (other than Lender, any Assignee or any Participant) of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding.

“Obligor” means Borrower and each other Person liable for performance of any of the Obligations or the property of which secures the performance of any of the Obligations.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any Dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Outstanding Amount” means, as of any date of determination, the aggregate outstanding principal amount of all Advance Loans, after giving effect to any Advance Borrowing and any principal payment of Advance Loans occurring on such date.

“Payment Date” means the first day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“PCAOB” means the Public Company Accounting Oversight Board, or any entity succeeding to any of its principal functions.

“Permitted Debt” means (a) Existing Debt, (b) the Obligations, (c) trade accounts payable and other similar obligations incurred in the ordinary course of business, (d) intercompany balances in the ordinary course of business among Borrower and its Subsidiaries; provided, that all amounts owed by any Obligor to its Subsidiaries shall be subordinated to all Obligations on terms acceptable to Lender, (e) Capital Leases of Borrower and each of its Subsidiaries in an aggregate principal amount not to exceed $500,000 at any time, and (f) other Debt of Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time and that is subordinated to the Obligations on terms acceptable to Lender in its discretion.

“Permitted Liens” means (a) Bank Liens, (b) pledges or deposits made to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, pensions, or other social security programs (excluding any Liens in respect of ERISA), (c) good-faith pledges or deposits made to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds in the ordinary course of business, (d) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair the use of such property by any Obligor or any of its Subsidiaries in the operation of its business in any manner which would have a Material Adverse Effect, (e) Liens described on Schedule 6.7, (f) reinsurance trust accounts and Liens securing performance with respect to such reinsurance trust accounts if such Lien attaches to property in the reinsurance trust account, only, (g) the following, if the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings and so long as levy and execution thereon have been stayed and continue to be stayed: claims and Liens for Taxes due and payable; claims and Liens upon, and defects of title to, real or personal property or other legal process prior to adjudication of a dispute on the merits, including mechanic’s and materialmen’s Liens; and adverse judgments on appeal, (h) set-off, charge-back and other rights of depository and collection banks and other financial institutions with respect to money or instruments of Borrower or its Subsidiaries on deposit with or in possession of such institutions, (i) Liens arising under Capital Leases permitted under this Agreement, and (j) Liens securing reverse repurchase agreements entered into by Borrower or a Subsidiary if (i) such reverse repurchase agreement relates to cash management and liquidity management activities (subject to Applicable Laws in the case of RICs) of Borrower or such Subsidiary and (ii) such Lien attaches to the security the subject of such reverse repurchase agreement, only.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, and a government or any department, Governmental Authority, agency or political subdivision thereof.

“Plan” means any plan subject to Title IV of ERISA and maintained for employees of any Obligor or any of its Subsidiaries, or of any member of a controlled group of corporations, as the term “controlled group of corporations” is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which any Obligor or any of its Subsidiaries is a part.

“Pledge Agreement” means the Pledge Agreement executed by Borrower, substantially in the form of Exhibit B.

“Preferred Stock” means the Series A Convertible Redeemable Preferred Stock of Borrower.

“Preferred Stock Documents” means the Statement of Resolution Establishing and Designating a Series of Shares of GAINSCO, INC., Series A Convertible Preferred Stock,

par value $100.00 per share, filed with the Secretary of State of the State of Texas on October 1, 1999, as amended by Articles of Amendment to the Statement of Resolution establishing and Designating the Series A Convertible Preferred Stock of GAINSCO, INC., filed with the Secretary of State of the State of Texas on January 21, 2005.

“Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, Central Edition, from time to time, or if for any reason such rate is no longer available, the rate established by Lender as its prime rate.  The Prime Rate shall change effective as of the date of any change as published in The Wall Street Journal, Central Edition, or as established by Lender, as appropriate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Lender.

“Prime Rate Loan” means the Advance Loan when it bears interest at a rate based on the Prime Rate.

“Principal Office” means the location of Lender’s chief executive office.

“Registered Public Accounting Firm” means an accounting firm that (a) has registered with the PCAOB pursuant to the provisions of Section 102 of Sarbanes-Oxley and whose registration has not been withdrawn, terminated, revoked or suspended and (b) meets the “independence” requirements of Section 10A of the Securities Exchange Act of 1934.

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers, as reinsurers, assume liabilities under insurance policies or agreements issued by another insurance or reinsurance company or companies.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) ”remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) cleanup, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Reportable Event” means a reportable event as defined in Section 4043(b) of Title IV of ERISA or PBGC regulations issued thereunder, other than a reportable event not subject to Section 4043’s notification requirements pursuant to PGBC’s regulations.

“Reset Date”  means the first Business Day after the first day on which all of the following have occurred or exist:  (a) the aggregate amount of reserves, as stated in the current Financial Statements of each RIC prepared in accordance with SAP, attributable to Discontinued Lines, only, net of all excess, quota share are loss portfolio reinsurance reserves related to such Discontinued Lines, is less than $18,000,000, (b) the aggregate amount of reserves that an Actuary determines to be the highest individual actuarial amount for Discontinued Lines is equal to or less than the aggregate amount of reserves, as stated in the current Financial Statements of each RIC prepared in accordance with SAP, attributable to Discontinued Lines, (c) no Default or Event of Default exists, and (d) Borrower has delivered to Lender a certificate, in format and with supporting information acceptable to Lender, executed by the chief financial officer or other Authorized Signatory of Borrower acceptable to Lender, certifying as to the matters in clauses (a), (b) and (c).

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another retrocession agreement.

“RIC” means any Subsidiary, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction, is regulated by any Insurance Regulator, and is required by any Insurance Regulator to file an annual statement in the form prescribed by NAIC for a property and casualty insurance company.

“Risk-Based Capital Ratio” means for a RIC, the ratio (expressed as a percentage), at any time, of the Total Adjusted Capital of such RIC to the Authorized Control Level of such RIC.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., a New York corporation.

“SAP” means the statutory accounting and reporting practices prescribed by the insurance Laws or Insurance Regulator (or other similar Governmental Authority) with respect to each RIC.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Documents” means, collectively, the Pledge Agreement and any and all other documents, instruments, financing statements, public notices and the like executed and delivered in connection with any of the Bank Liens or the Collateral.

“Solvent” means, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

“Special Counsel” means the law firm of Winstead Sechrest & Minick P.C., or such other legal counsel as Lender may select.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” refers to a Subsidiary or Subsidiaries of Borrower.

“Taxes” means all taxes, assessments, fees or other charges from time to time or at any time imposed by any Laws or by any Governmental Authority.

“Total Adjusted Capital” means “Total Adjusted Capital” as defined by NAIC from time to time and as applied in the context of the Risk-Based Capital Guidelines promulgated by NAIC (or any term substituted therefor by NAIC).

1.2                                 Additional Definitions.  The following additional terms have the meaning specified in the indicated Section or other provision of this Agreement:

Term	Section/Provision

Advance Loan	Section 2.1
Agreement	Introductory Paragraph
Assignee	Section 9.6(c)
Borrower	Introductory Paragraph
Eurocurrency liabilities	Section 3.4(c)
Indemnified Matters	Section 5.7
Indemnified Taxes	Section 3.1(a)
Indemnitees	Section 5.7
Information	Section 9.8
Lender	Introductory Paragraph
Other Taxes	Section 3.1(b)
Participant	Section 9.6(b)
Participation	Section 9.6(b)
Properties	Section 7.16(a)

1.3                                 Construction.  Unless otherwise expressly provided in this Agreement or the context requires otherwise, (a) the singular shall include the plural, and vice versa, (b) words of a gender include the other gender, (c) all accounting terms shall be construed in accordance with GAAP or SAP, as the context requires, (d) all references to time are San Antonio time, (e) monetary references are to Dollars, (f) all references to “Articles,” “Sections,” “Exhibits,” and “Schedules” are to the Articles, Sections, Exhibits, and Schedules of and to this Agreement, (g) headings used in this Agreement and each other Loan Document are for convenience only and shall not be used in connection with the interpretation of any provision hereof or thereof, (h) references to any Person include that Person’s heirs, personal representatives, successors, and permitted assigns, that Person as a debtor-in possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for such Person or all or substantially all of its assets, (i) references to any Law include every amendment or restatement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to a particular Loan Document include each amendment, modification, or supplement to or restatement of it made in accordance with this Agreement and such Loan Document.

ARTICLE II

ADVANCE LOANS

2.1                                 Advance Loans.  Subject to the terms and conditions set forth herein, Lender agrees to make a single advance or multiple advances, on a non-revolving basis (each such advance, an “Advance Loan”), to Borrower from time to time on any Business Day during the period from the Agreement Date to the first to occur of the (a) Advance Availability Termination Date, and (b) the Advance Loan Maturity Date, in an aggregate amount not to exceed the lesser of (y) the Advance Commitment, and (z) the Advance Availability.  Advance Loans, once repaid, may not be reborrowed.

2.2                                 Advance Borrowings.

(a)                                  Each Advance Borrowing shall be made upon Borrower’s irrevocable notice to Lender, which may be given by telephone.  Each such notice must be received by Lender not later than 10:00 a.m. (i) one Business Day prior to the requested date of any Advance Borrowing of Eurodollar Rate Loans and (ii) one Business Day prior to the requested date of any Advance Borrowing of Prime Rate Loans.  Each such telephonic notice must be confirmed promptly by delivery to Lender of a written Advance Loan Notice appropriately completed and signed by an Authorized Signatory of Borrower.  Each Advance Loan Notice (whether telephonic or written) shall specify (i) the requested date of the Advance Borrowing, as the case may be (which shall be a Business Day), (ii) the principal amount of the Advance Loan to be borrowed and (iii) whether such Advance Borrowing will be a Eurodollar Rate Loan or a Prime Rate Loan.

(b)                                 Upon satisfaction of the applicable conditions set forth in Article IV, not later than 2:00 p.m. on the applicable borrowing date, Lender shall credit the account of Borrower on the books of Lender in Dollars constituting immediately available funds in the amount specified in the related Advance Loan Notice.

2.3                                 Repayment.

The principal of the Advance Loans shall be due and payable on the following dates and in the following amounts:

Payment Date	Payment Amount

Each Payment Date after the Advance Availability Termination Date	An amount equal to 1/60th of the Outstanding Amount on the Advance Availability Termination Date

Advance Loan Maturity Date	The remaining unpaid Outstanding Amount

2.4                                 Mandatory Prepayments.

(a)                                  On each date that the Outstanding Amount exceeds the Advance Availability, Borrower shall prepay Advance Loans in an amount equal to such excess.

(b)                                 On each date prior to the Advance Availability Termination Date that the Outstanding Amount exceeds the Advance Commitment, Borrower shall prepay the Advance Loans in an amount equal to such excess.

2.5                                 Voluntary Prepayments.  Borrower may, upon notice to Lender, at any time or from time to time voluntarily prepay the Advance Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by Lender not later than 10:00 a.m. one Business Day prior to the date of prepayment; and (b) any prepayment shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the Outstanding Amount).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any voluntary prepayment shall be accompanied by all accrued interest thereon, together (if Borrower shall have received demand therefor from Lender in accordance with the terms of Article III prior to such prepayment, provided the failure of Lender to make such demand by such time shall not limit or affect the obligation of Borrower to pay such amounts upon demand) with any additional amounts required pursuant to Article III.

2.6                                 Termination and Reduction of Advance Commitment.

(a)                                  The Advance Commitment shall reduce on the date each Advance Loan is made in the amount of such Advance Loan.

(b)                                 Borrower shall have the right to terminate or reduce the Advance Commitment at any time.  Each reduction shall be in the minimum amount of $500,000 and a whole multiple of $100,000 (if the reduction is greater than $500,000), or the remainder of the Advance Commitment if less than $500,000.

(c)                                  On the Advance Availability Termination Date, the Advance Commitment shall automatically reduce to zero and terminate.

(d)                                 Upon any termination or reduction of the Advance Commitment pursuant to this Section 2.6 prior to the Advance Availability Termination Date, Borrower shall immediately make a repayment of the Advance Loans if required by Section 2.4.

(e)                                  Borrower shall not have any right to rescind any termination or reduction.  Once terminated or reduced, the Advance Commitment may not be reinstated.

2.7                                 Interest on Advance Loans Generally.

(a)                                  Subject to the provisions of Sections 2.7(b) and 2.9, each (i) Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or the effective date of the election by Borrower that the Advance Loans become a Eurodollar Rate Loan, as applicable, to but not including the date on which another interest rate becomes applicable to the Advance Loans pursuant to the terms of this Agreement at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the Eurodollar Rate, and (ii) Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the date on which the Advance Loans convert to Prime Rate Loans pursuant to Section 3.2 or 3.3, to but not including the date on which another interest rate becomes applicable to the Advance Loans pursuant to the terms of this Agreement at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the Prime Rate.  Subject to Sections 2.7(b) and 2.9, all of the Advance Loans shall be a Eurodollar Rate Loan.  Borrower may not elect that the Advance Loans be a Prime Rate Loan; all of the Advance Loans shall be a Prime Rate Loan only if the provisions of Section 2.7(b) apply.

(b)                                 Subject to the provisions of Section 2.9, if at any time Lender has notified Borrower that the provisions of Sections 3.2 or 3.3 apply, all of the Advance Loans shall become a Prime Rate Loan effective on the date on which Lender determines that the provisions of Sections 3.2 or 3.3 apply and the Advance Loans shall not be a Eurodollar Rate Loan until Lender notifies Borrower that the provisions of Sections 3.2 and 3.3 no longer apply.

(c)                                  Interest on the Advance Loans shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.8                                 Computations.  Subject to Section 9.11, interest on the Advance Loans and any other amounts due hereunder shall be calculated on the basis of actual days elapsed over a year of 360 days.  Nothing herein shall be deemed to obligate Lender to obtain the funds for any Advance Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Advance Loan in any particular place or manner.

2.9                                 Interest After an Event of Default.  (a) If an Event of Default exists (other than a Default specified in Section 8.1(e) or (f)), at the option of Lender, and (b) if an Event of Default specified in Section 8.1(e) or (f) exists, automatically and without any action by Lender, the Obligations shall bear interest at a rate per annum equal to the lesser of (i) the Default Rate and (ii) the Highest Lawful Rate.  Such interest shall be payable on the earlier of demand and the Advance Loan Maturity Date, and shall accrue until the earlier of (a) waiver or cure (to the satisfaction of Lender) of the applicable Event of Default, (b) agreement by Lender to rescind the charging of interest at the Default Rate, or (c) payment in full of the Obligations.  Lender shall not be required to accelerate the maturity of the Advance Loans, to exercise any other rights or remedies under the Loan Documents, or to give notice to Borrower of the decision to charge interest at the Default Rate.  Lender will undertake to notify Borrower, after the effective date, of the decision to charge interest at the Default Rate.  The determination of the Default Rate by Lender shall be prima facie evidence as to the Default Rate.

2.10                           Late Charge.  If a payment is made 10 days or more late, Borrower will be charged (subject to Section 9.11), in addition to interest, a delinquency charge of (a) 5% of the unpaid portion of the regularly scheduled payment, or (b) $250.00, whichever is less.  Additionally, if the amount of the Advance Loans (plus all accrued but unpaid interest) is not paid in full on the Advance Loan Maturity Date, Borrower will be charged (subject to Section 9.11) a delinquency charge of (a) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (b) $250.00, whichever is less.  Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

2.11                           Payments Generally.

(a)                                  Each payment (including prepayments) by Borrower of the principal of or interest on the Advance Loans and any other amount owed under this Agreement or any other Loan Document shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to Lender at Lender’s Office, in Dollars constituting immediately available funds.  All payments received by Lender after 2:00 `p.m., shall be deemed received on the next succeeding Business Day and any applicable interest and fees shall continue to accrue.

(b)                                 If any payment under this Agreement or any other Loan Document shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day.  Any extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(c)                                  Borrower agrees to pay principal, interest, fees and all other amounts due under the Loan Documents without deduction for set off or counterclaim or any deduction whatsoever.

(d)                                 If some but less than all amounts due from Borrower are received by Lender, Lender shall apply such amounts in the following order of priority:  (i) to the payment of Lender’s expenses required to be paid by Borrower pursuant to the Loan Documents and then due and payable, if any; (ii) to the payment of all other fees then due and payable; (iii) to the payment of interest then due and payable on the Advance Loans; (iv) to the payment of all other amounts not otherwise referred to in this Section 2.11(d) then due and payable under the Loan Documents; and (v) to the payment of principal then due and payable on the Advance Loans.

(e)                                  All prepayments shall be applied (i) first to accrued interest and (ii) second to outstanding principal in the inverse order of maturity.

2.12                           Booking the Advance Loans.  Lender may make, carry or transfer each Advance Loan at, to or for the account of any of its offices or the office of any Affiliate of Lender.

2.13                           Collateral.  Payment of the Obligations is secured on the Agreement Date by (a) a perfected first priority security interest in all of the authorized, issued and outstanding capital stock and other equity interests of each of GAICA and NSLI, and (b) a Guaranty of the Obligations by NSLI.  Borrower shall cause each material Subsidiary (other than a RIC) of Borrower created or acquired after the Agreement Date and each Subsidiary (other than a RIC) that becomes a material Subsidiary after the Agreement Date to execute and deliver to Lender a Guaranty or supplement to an existing Guaranty.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1                                 Taxes.

(a)                                  Except as provided in this Section 3.1, any and all payments by Borrower to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, now or hereafter imposed, and all liabilities with respect thereto, excluding, in the case of Lender, or its Principal Office, applicable lending office, or any branch or Affiliate thereof, Taxes imposed on or measured by its net income (including net income Taxes imposed by means of a backup withholding tax) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of Lender or its Principal Office, applicable lending office, any branch or Affiliate thereof, in each case imposed:  (i)  by the jurisdiction under the Laws of which Lender, its Principal Office, applicable lending office, branch or Affiliate is organized or is located, or in which the principal executive office of Lender is located, or any nation within which such jurisdiction is located or any political subdivision thereof, or (ii)  by reason of any present or former connection between the jurisdiction imposing such Tax and Lender or its Principal Office, applicable lending office, branch or Affiliate other than a connection arising solely from Lender having executed, delivered or performed its obligation under, or received payment under or enforced this Agreement pursuant to the Laws of such jurisdiction (all such Taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Indemnified Taxes”).  If Borrower shall be required by any Laws to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary to yield to Lender an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with Applicable Laws, and (iv) promptly (but in no event later than thirty days) after the date of such payment, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b)                                 In addition, Borrower shall pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)                                  If Borrower shall be required to deduct or pay any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Lender,

Borrower shall also pay to Lender, at the time interest on the Obligations is paid, such additional amount that Lender determines as necessary to preserve the after-tax yield (after factoring in all Taxes, including Taxes imposed on or measured by net income) Lender would have received if such Indemnified Taxes or Other Taxes had not been imposed.

(d)                                 BORROWER SHALL INDEMNIFY LENDER FOR (i)  THE FULL AMOUNT OF INDEMNIFIED TAXES AND OTHER TAXES (INCLUDING ANY INDEMNIFIED TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION) PAID BY LENDER, (ii)  AMOUNTS PAYABLE UNDER SECTION 3.1(c) AND (iii)  ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, IN EACH CASE WHETHER OR NOT SUCH INDEMNIFIED TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT GOVERNMENTAL AUTHORITY.  PAYMENT UNDER THIS SECTION 3.1(d) SHALL BE MADE WITHIN THIRTY DAYS AFTER THE DATE LENDER MAKES A DEMAND THEREFOR.

(e)                                  If Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority.  Neither this Section nor any other Loan Document shall be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.2                                 Illegality.  If Lender determines that any change in Law on or after the Agreement Date has made it unlawful, or that any Governmental Authority on or after the Agreement Date has asserted that it is unlawful, for Lender or its applicable lending office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Basis, then, on notice thereof by Lender to Borrower, any obligation of Lender to make or maintain Eurodollar Rate Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist.  Upon the date of such notice, all Eurodollar Rate Loans shall convert to Prime Rate Loans.  Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of Lender, otherwise be materially disadvantageous to Lender.

3.3                                 Inability to Determine Rates.  If (a) Lender reasonably determines in connection with any request for or maintenance of a Eurodollar Rate Loan or any determination of the Eurodollar Basis that (i) Dollar deposits are not being offered to banks in the applicable offshore

Dollar market for the applicable amount and applicable term, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Basis, or (b)  Lender notifies Borrower that the Eurodollar Basis for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to Lender of funding or maintaining such Eurodollar Rate Loan, Lender will promptly notify Borrower.  Thereafter, the obligation of Lender to make or maintain Eurodollar Rate Loans shall be suspended until Lender notifies Borrower that Lender revokes such notice.  Upon the date of such notice, all Eurodollar Rate Loans shall convert to Prime Rate Loans.

3.4                                 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)                                  If Lender in good faith determines that as a result of the introduction of or any change in or in the interpretation of any Law on or after the Agreement Date, or Lender’s compliance therewith, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by Lender in connection with any of the foregoing (excluding for purposes of this Section 3.4(a) any such increased costs or reduction in amount resulting from (i)  Indemnified Taxes or Other Taxes (as to which Section 3.1 shall govern), (ii)  changes in the basis of taxation of overall net income or overall gross income by the United States or any political subdivision of either thereof under the Laws of which Lender is organized or has its Principal Office or applicable lending office, and (iii)  reserve requirements contemplated by Section 3.4(c)), then from time to time within five Business Days after demand of Lender, Borrower shall pay to Lender such additional amounts as will compensate Lender for increased cost or reduction.

(b)                                 If Lender in good faith determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof on or after the Agreement Date, or compliance by Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender with respect to this Agreement as a consequence of Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy), then from time to time within five Business Days after demand of Lender and written explanation of its determination in reasonable detail, Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction.

(c)                                  Borrower shall pay to Lender, as long as Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Eurodollar Rate Loan by Lender (as determined by Lender in good faith, which determination shall constitute prima facie evidence as to the facts thereof), which shall be due and payable on each date on which interest is payable on such Eurodollar Rate Loan, provided Borrower shall have received at least fifteen days’ prior notice of such additional interest from Lender.  If Lender fails to give notice fifteen days prior to the relevant Payment Date, such additional interest shall be due and payable fifteen days from receipt of such notice.

(d)                                 If Lender claims any additional amounts payable pursuant to this Section 3.4, it shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of Lender, be disadvantageous to Lender.

3.5                                 Matters Applicable to all Requests for Compensation.  Any demand or notice delivered by Lender to Borrower claiming compensation under this Article III shall be in writing and shall certify (a) that one of the events described in this Article III has occurred, describing in reasonable detail the nature of such event and (b) as to the amount or amounts for which Lender seeks compensation hereunder, setting forth in reasonable detail the basis for and calculations of such compensation.  In determining such amount, Lender may use any reasonable averaging and attribution methods.

3.6                                 Survival.  All of Borrower’s obligations under this Article III shall survive termination of the Advance Commitment and payment in full of all Obligations.

ARTICLE IV

CONDITIONS PRECEDENT

4.1                                 Conditions Precedent to Initial Advance Loan.  The obligation of Lender to make the initial Advance Loan is subject to (i) receipt by Lender of the following items which are to be delivered, in form and substance reasonably satisfactory to Lender and (ii) satisfaction of the following conditions, in form and substance reasonably satisfactory to Lender:

(a)                                  Borrower Certificate.  A certificate of officers acceptable to Lender of Borrower certifying as to (i)  the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii)  an original certified copy of its Articles of Incorporation, certified as true, complete and correct as of a date acceptable to Lender by the appropriate authority of the State of Texas, (iii)  a copy of its bylaws, as in effect on the Agreement Date, (iv)  a copy of the resolutions of its Board of Directors authorizing it to execute, deliver and perform the Loan Documents to which it is a party, (v)  an original certificate or certificates of good standing, existence and qualification issued by the appropriate authority or authorities of the State of Texas (certified as of a date acceptable to Lender), (vi)  the accuracy of the representations and warranties in the Loan Documents, (vii)  no Default or Event of Default exists, and (viii)  no Material Adverse Change having occurred.

(b)                                 Obligor Certificate.  A certificate of officers acceptable to Lender of each Obligor (other than Borrower) certifying as to (i)  the incumbency of the officers signing such certificate and the Loan Documents to which it is a party, (ii)  if a corporation, an original certified copy of its Articles of Incorporation or Certificate of Incorporation, as applicable, certified as true, complete and correct as of a date acceptable to Lender by the appropriate authority of its state of incorporation, (iii)  if a limited liability company, an original certified copy of its Articles of Organization (or similar organization and governance document), certified as true, complete and correct as of a date acceptable to Lender by the appropriate authority of its state of organization, (iv)  if a limited partnership, an original certified copy of its Certificate of Limited Partnership (or similar organization or governance document), certified as true, complete and correct as of a date acceptable to Lender by the appropriate authority of its jurisdiction of organization, (v)  if a corporation, a copy of its bylaws, as in effect on the Agreement Date, (vi)  if a limited liability company, a copy of its operating agreement (or similar organization and governance document), as in effect on the Agreement Date, (vii)  if a limited partnership, a copy of its partnership agreement (or similar organization or governance document), as in effect on the Agreement Date, (viii)  a copy of the resolutions of the appropriate governance board authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and (ix)  an original certificate or certificates of good standing, existence and qualification issued by the appropriate authority or authorities of its state of organization and the state in which its chief executive office is located (certified as of a date acceptable to Lender).

(c)                                  GAICA Certificate.  A certificate of officers acceptable to Lender of GAICA certifying as to (i)  an original certified copy of its Articles of Incorporation, certified as true, complete and correct as of a date acceptable to Lender by the Oklahoma Secretary of State, and (ii)  a copy of its bylaws, as in effect on the Agreement Date.

(d)                                 Advance Note.  The duly executed Advance Note, payable to the order of Lender and in an amount equal to the Advance Commitment.

(e)                                  Applicable Rate Certificate.  An appropriately completed Applicable Rate Certificate signed by an Authorized Signatory of Borrower.

(f)                                    Security Documents.  The duly executed and completed (i)  Pledge Agreement executed by Borrower, dated as of the Agreement Date, granting to Lender, a first priority Lien in the Collateral set forth therein, together with stock certificates evidencing all of the equity interest of each of GAICA and NSLI (which certificates shall not contain any restriction on transfer not acceptable to Lender), (ii)  undated, blank stock powers executed by Borrower of the stock or other equity interest evidenced by such certificates (with signatures guaranteed as required by Lender); and (iii)  confirmations of all Liens on all equity interests of each of GAICA and NSLI.

(g)                                 Guaranty.  The duly executed Guaranty (in the form of Exhibit C) of NSLI.

(h)                                 Expenses.  Reimbursement for Attorney Costs incurred through the date hereof.

(i)                                     UCC and Lien Searches.  Searches of the Uniform Commercial Code, Tax lien and other records as Lender may require.

(j)                                     Opinions of Borrower’s and Each Other Obligors’ Counsel.  Opinions of counsel to Borrower and each other Obligor addressed to Lender, dated the Agreement Date and covering such matters incident to the transactions contemplated hereby as Lender or Special Counsel may reasonably request.

(k)                                  Obligor Proceedings.  Evidence that all corporate, limited liability company and partnership proceedings of each Obligor and each other Person (other than Lender) taken in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to Lender and Special

Counsel; and Lender shall have received copies of all documents or other evidence which Lender or Special Counsel may reasonably request in connection with such transactions.

(l)                                     Transfer Restrictions.  Evidence that all restrictions on transfer of any interest in any equity of GAICA and NSLI contained in any organization, governance, voting rights, warrant, option or similar agreement related to GAICA and NSLI are waived or modified in form and substance satisfactory to Lender.

(m)                               Current Financial Statements.  A copy of the Current Financials, including (i)  the audited annual consolidated Financial Statements, showing the financial condition and results of operations of Borrower and its consolidation Subsidiaries as of, and for the year ended on, December 31, 2004, together with the opinion of Auditors containing only qualifications and emphasis acceptable to Lender, (ii)  the unaudited consolidated Financial Statements, showing the financial condition and results of operations of Borrower and its consolidated Subsidiaries as of, and for the fiscal quarter ended on, June 30, 2005, (iii)  the annual financial statements of each RIC prepared in the form of convention blanks prescribed by NAIC, as filed with the Insurance Regulator of such RIC’s jurisdiction of organization, for the year ended on December 31, 2004, and (iv)  the quarterly financial statements of each RIC prepared in the form of convention blanks prescribed by NAIC, as filed with the Insurance Regulator of such RIC’s jurisdiction of organization, for the quarter ended on June 30, 2005.

(n)                                 Compliance Certificate.  A Compliance Certificate, dated the Agreement Date and signed by an Authorized Signatory of Borrower, confirming compliance with the financial covenants set forth therein as of the most recent determination date.

(o)                                 Insurance Evidence that insurance required by the Loan Documents is in effect.

(p)                                 Investment Portfolio and Policy.  A schedule of all Existing Investments and a copy of the complete currently effective Investment Policy of each RIC, and Lender shall be satisfied with the investment portfolio of each RIC and the Investment Policy of each RIC.

(q)                                 Notice of Final Agreement.  The Notice of Final Agreement executed by all parties thereto.

(r)                                    Existing Debt.  A schedule of all Existing Debt, in detail satisfactory to Lender.

(s)                                  Existing Litigation.  A schedule of all Existing Litigation, in detail satisfactory to Lender.

(t)                                    Preferred Stock Documents.  A copy of all Preferred Stock Documents, together with all amendments thereto.

(u)                                 Other Documents.  In form and substance satisfactory to Lender and Special Counsel, such other documents, instruments and certificates as Lender may reasonably require in connection with the transactions contemplated hereby.

4.2                                 Conditions Precedent to all Advance Loans.  The obligation of Lender to make each Advance Loan (including the initial Advance Loan) is subject to fulfillment of the following conditions immediately prior to or contemporaneously with each such Advance Loan:

(a)                                  Representations and Warranties.  All of the representations and warranties of Borrower, each of its Subsidiaries and each other Obligor under this Agreement and each other Loan Document, which, pursuant to Section 7.24, are made at and as of the time of each Advance Loan, shall be true and correct when made, except to the extent applicable to a specific date, both before and after giving effect to the application of the proceeds of such Advance Loan.

(b)                                 No Default or Event of Default.  There shall not exist a Default or Event of Default.

(c)                                  Notices; Documents.  Lender shall have received all notices and documents required by Article II as a condition to the related Advance Loan.

(d)                                 Litigation.  Except as described in Schedule 7.5, there shall be no Litigation pending against, or, to Borrower’s or any Obligor’s knowledge, threatened against Borrower, any other Obligor, or any Subsidiary, or in any other manner relating directly and adversely to Borrower, any other Obligor, or any Subsidiary, or any of their respective properties, in any court or before any arbitrator of any kind or before or by any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(e)                                  Material Adverse Change.  There shall have occurred no change in the business, assets, operations or financial condition of Borrower, any other Obligor, or any Subsidiary since December 31, 2004, which caused or could reasonably be expected to cause a Material Adverse Effect.

ARTICLE V

AFFIRMATIVE COVENANTS

From the date hereof and so long as this Agreement is in effect and until payment in full of the Obligations, the termination of the Advance Commitment, and the performance of all other obligations of each Obligor under this Agreement and each other Loan Document, Borrower will, and will cause each Subsidiary to:

5.1                                 General Covenants.

(a)                                  Payment of Taxes and Claims.  Pay and discharge all lawful Taxes imposed upon its income or profits or upon any of its property before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; provided, however, that such Person shall not be required to cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and; provided, further, such Person shall pay such Tax, charge or claim (i) before any property subject thereto shall be sold to satisfy a Lien (if the property subject to such Lien is not subject to a Bank Lien), and (ii) before any property subject thereto shall be subject to a Lien to secure such Tax, assessment or claim (if the property which may be subject to such Lien is subject to a Bank Lien).

(b)                                 Maintenance of Existence.  Do all things necessary to preserve and keep in full force and effect its existence as a corporation, limited liability company or partnership, as appropriate (except, as to Subsidiaries, as permitted by Section 6.11).

(c)                                  Preservation of Property.  Keep its properties which are necessary to continue business, whether owned in fee or otherwise, or leased, in good operating condition, ordinary wear and tear excepted, and comply with all material leases to which it is a party or under which it occupies or uses property so as to prevent any material loss or forfeiture thereunder.

(d)                                 Insurance.  Maintain in force with financially sound and reputable insurers, policies with respect to its property and business against such casualties and contingencies (including public liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of entities engaged in the same or similar lines of business of comparable size and financial strength.

(e)                                  Compliance with Applicable Laws.  Comply in all material respects with the requirements of all applicable Laws and orders of any Governmental Authority, except where contested in good faith and by proper proceedings or where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(f)                                    Licenses.  Obtain and maintain all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

5.2                                 Accounts, Reports and Other Information.  Maintain a system of accounting in accordance with GAAP or SAP, as appropriate, consistently applied, and furnish, or cause to be furnished, to Lender the following:

(a)                                  Annual Financial Statements.

(i)            As soon as available, but in any event within 105 days after the last day of each fiscal year of Borrower, annual consolidated and consolidating Financial Statements (such consolidated Financial Statements to be audited), showing the consolidated and consolidating financial condition and results of operations of Borrower and its consolidated Subsidiaries as of, and for the year ended on, such last day, accompanied by (A) an opinion of Auditors containing only qualifications (including qualifications as to the scope of the examination) acceptable to Lender, which opinion shall state that said consolidated Financial Statements have been prepared in accordance with GAAP consistently applied, and that the examination of Auditors in connection with such consolidated Financial Statements has been made in accordance with generally accepted auditing standards and, if at such time Auditors are required by Sarbanes-Oxley to deliver an attestation report as to Borrower, applicable Securities Law, and that said consolidated Financial Statements present fairly the consolidated financial condition of Borrower and its consolidated Subsidiaries and their results of operations; (B) if at such time Auditors are required by Sarbanes-Oxley to deliver an attestation report as to

Borrower, an attestation report of Auditors as to Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion to which Lender does not object; (C) a certificate of the chief financial officer of Borrower, which certificate shall state that said Financial Statements present fairly the financial condition of Borrower and its consolidated Subsidiaries and their results of operations; and (D) a description of all Contingent Debt and Off-Balance Sheet Liabilities of Borrower and its Subsidiaries.

(ii)           With respect to each RIC, within 15 days after the first to occur of (A) the required filing date (as established by Law or the applicable Insurance Regulator), and (B) the date on which actually filed, audited annual Financial Statements, prepared by Auditors in accordance with SAP, showing the financial condition and results of operations of such RIC, as of, and for the year ended on, such last day, accompanied by (1) an opinion of Auditors containing only qualifications (including qualifications as to the scope of the examination) acceptable to Lender, which opinion shall state that said Financial Statements have been prepared in accordance with SAP consistently applied, and that the examination of the Auditors in connection with such Financial Statements has been made in accordance with generally accepted auditing standards and that said Financial Statements present fairly the financial condition of such RIC, and its results of operations; and (2) a description of all Contingent Debt and Off-Balance Sheet Liabilities of such RIC.

(iii)          With respect to each RIC, within 15 days after the first to occur of (A) the required filing date (as established by Law or the applicable Insurance Regulator), and (B) the date on which actually filed, (1) annual Financial Statements prepared in the form of convention blanks prescribed by NAIC, as filed with each Insurance Regulator, and (2) an analysis prepared by Actuary of the loss and loss adjustment expense reserves of RICs on a combined basis, in format and with support information acceptable to Lender.

(iv)          With respect to each RIC, as soon as available and in any event within 15 days after the required filing date (as established by Law or the applicable Insurance Regulator), a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for such RIC (prepared in accordance with SAP) for each fiscal year of such RIC and as filed with the applicable Insurance Regulator in compliance with the requirements thereof (or a report containing equivalent information for such RIC, if such RIC is not so required to file the foregoing with the applicable Insurance Regulator).

(v)           Within 60 days after the end of each fiscal year of Borrower, a Litigation Report for such fiscal year.

(vi)          Within 75 days after the end of each fiscal year of Borrower, a Loss Report as at the last day of such year.

(vii)         Within 105 days after the end of each fiscal year of Borrower, unaudited annual financial statements, in format and with support information acceptable to Lender, showing the results of each of the personal automobile insurance and Discontinued Lines operations of Borrower for the fiscal year ended on such day.

(viii)        As soon as available, but in any event at the same time as the Financial Statements required by Section 5.2(a)(i) are delivered to Lender, a Compliance Certificate executed by an Authorized Signatory who is a senior financial officer of Borrower.

(b)                                 Quarterly Financial Statements.

(i)            Within 60 days after the last day of each fiscal quarter (excluding the last fiscal quarter of each fiscal year) of Borrower, (A) unaudited consolidated and consolidating Financial Statements (which consolidated and consolidating Financial Statements shall be in format, prepared in a manner and based on such assumptions and procedures as are acceptable to Lender), showing the consolidated and consolidating financial condition and results of operations of Borrower and its consolidated Subsidiaries as of, and for the quarter ended on, such last day (subject to year-end adjustment), and which shall include an income statement for the fiscal year through such last day, prepared in accordance with GAAP; (B) a certificate of the chief financial officer of Borrower, which certificate shall state that said Financial Statements present fairly the financial condition of Borrower and its consolidated Subsidiaries and their results of operations; and (C) a description of all Contingent Debt and Off-Balance Sheet Liabilities of Borrower and its Subsidiaries.

(ii)           With respect to each RIC, within 60 days after the last day of each fiscal quarter (excluding the last fiscal quarter of each fiscal year) of such RIC, unaudited quarterly Financial Statements, prepared in accordance with SAP, showing the financial condition and results of operations of such RIC as of, and for the quarter ended on, such last day (subject to year-end adjustment), and which shall include an income statement for the fiscal year through such last day, and in the form of quarterly financial statements prescribed by NAIC, and including a report with respect to “Invested Assets” as set forth on Schedule D on such financial statements, together with a description of all Contingent Debt and Off-Balance Sheet Liabilities of such RIC.

(iii)          Within 60 days after the end of each of the first three fiscal quarters of Borrower, a Loss Report as at the last day of such quarter.

(iv)          Within 60 days after the end of each of the first three fiscal quarters of Borrower, a Compliance Certificate executed by an Authorized Signatory who is a senior financial officer of Borrower.

(v)           Within 60 days after the end of each of the first three fiscal quarters of Borrower, unaudited quarterly financial statements, in format and with support information acceptable to Lender, showing the results of each of the personal automobile insurance and Discontinued Lines operations of Borrower for the fiscal quarter ended on such day.

(vi)          Within 60 days after the end of each of the first three fiscal quarters of each RIC, an analysis prepared by Actuary of the loss and loss adjustment expense reserves of RICs on a combined basis, in format and with support information acceptable to Lender.

(c)                                  Annual Budget.  As soon as available, but in any event within 60 days after the first day of each fiscal year of Borrower, a copy of the annual consolidated operating budget of Borrower and Subsidiaries for such fiscal year in form and substance satisfactory to Lender.

(d)                                 Applicable Rate Certificate.  Within 60 days after the end of each fiscal quarter of Borrower commencing with the quarter ending on September 30, 2005, an Applicable Rate Certificate as at the last day of such fiscal quarter.

(e)                                  Other Reports.  Promptly upon request by Lender, a copy of (i)  such financial statements, reports, notices or proxy statements sent by it to stockholders, (ii)  such regular or periodic reports and any registration statements, prospectuses and written communications in respect thereof filed by it with any state insurance department, any securities exchange, or with the SEC or any successor agency, and (iii)  all press releases concerning it.

(f)                                    Notice of Default.  Promptly upon the happening of any condition or event which constitutes an Event of Default or Default, a written notice specifying the nature and period of existence thereof and what action it is taking and propose to take with respect thereto.

(g)                                 Notice of Litigation.  Promptly upon becoming aware of the existence of any Litigation before any Governmental Authority, arbitrator or mediator (but no later than 10 days after the filing thereof) involving it, which (i) if related to the Insurance Business of Borrower and its Subsidiaries, under normal operating standards would result in a case reserve being established in an amount equal to or greater than $250,000, or (ii) could reasonably be expected to result in a Material Adverse Change, a written notice specifying the nature thereof and whether it will contest such proceeding.

(h)                                 Notice of Claimed Default.  Promptly upon becoming aware that the holder of any note or any evidence of indebtedness or other security or payee of any obligation in an amount of $100,000 or more has given notice or taken any action with respect to a claimed default or event of default thereunder, a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what action it is taking or proposes to take with respect thereto.

(i)                                     Notice from Governmental Authority.  Promptly upon receipt thereof, information with respect to and copies of any notices received from any Governmental Authority relating to an order, ruling, statute or other Law or information which could reasonably be expected to have a Material Adverse Effect.

(j)                                     Investment Policy.  Within (i)  90 days after the last day of each fiscal year of each RIC, a copy of the Investment Policy of such RIC applicable to the current fiscal year of such RIC, as approved by the board of directors or other appropriate governance body of such RIC, and (ii)  within 5 days after any amendment to or restatement of any Investment Policy of any RIC, a copy of such amendment or restatement as approved by the board of directors or other appropriate governance body of such RIC.

(k)                                  Reinsurance Agreements and Retrocession Agreements.  Not later than (i)  10 days prior to the termination of each Reinsurance Agreement and Retrocession Agreement, a copy of the slip or other document, agreement or correspondence with each reinsurer, retrocessionaire, reinsurance broker or agent which will amend, restate or supersede such terminating Reinsurance Agreement or Retrocession Agreement, and (ii)  30 days after the first to occur of (A) execution, and (B) the effective date of each Reinsurance Agreement and Retrocession Agreement, a copy of each such Reinsurance Agreement and Retrocession Agreement, certified to be complete and correct by an Authorized Signatory of the RIC a party to such agreement acceptable to Lender.

(l)                                     Auditors’ Reports.  Promptly upon receipt thereof, a copy of (i)  each other report or “management letter” submitted to Borrower or any of its Subsidiaries by Auditors in connection with any annual, interim or special audit made by them of the books of Borrower or such Subsidiary and (ii)  each report submitted to Borrower or any of its Subsidiaries by any Auditors to the extent that such report, in the good faith opinion of Borrower or such Subsidiary, identifies a condition, situation or event that has or is reasonably likely to have a Material Adverse Effect.

(m)                               Internal Control Event.  Promptly upon the occurrence of an Internal Control Event, a written notice specifying the nature and period of existence thereof and what action it is taking and proposes to take with respect thereto.

(n)                                 Other Regulatory Statements and Reports.  Promptly (i)  after receipt thereof, copies of all triennial examinations and risk based capital reports of any RIC, delivered to such Person by any Insurance Regulator, insurance commission or similar Governmental Authority, (ii)  after receipt thereof, a copy of the final report to each RIC from the NAIC for each fiscal year, as to such RIC’s compliance or noncompliance with each of the NAIC Tests, (iii)  after receipt thereof, a copy of any notice of termination, cancellation or recapture of any Reinsurance Agreement or Retrocession Agreement to which a RIC is a party to the extent such termination, cancellation or recapture is likely to have a Material Adverse Effect, (iv)  and in any event within ten Business Days after receipt thereof, copies of any notice of actual suspension, termination or revocation of any license of any RIC by any Insurance Regulator, including any request by an Insurance Regulator which commits a RIC to take or refrain from taking any action and which, if such RIC fails to comply with such request, would affect the authority of such RIC to conduct its business, and (v)  and in any event within thirty Business Days after Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any actual change in the insurance Laws enacted in any state in which any RIC is domiciled which could reasonably be expected to have a Material Adverse Effect.

(o)                                 A.M. Best.  Not later than 15 days after receipt by Borrower, a copy of (i) each A.M. Best report, if any, with respect to Borrower or any of its Subsidiaries, and (ii) all correspondence from A.M. Best to Borrower or any of its Subsidiaries the contents of which (A) relate to a probable downgrade of the A.M. Best rating of any RIC or (B) describe or relate to a circumstance that could reasonably be expected to have a Material Adverse Effect.

(p)                                 Material Adverse Effect.  Promptly upon the occurrence or knowledge of the existence thereof, written notice describing a condition, situation or event that has or is reasonably likely to have a Material Adverse Effect.

(q)                                 Requested Information.  With reasonable promptness, such other data, including any management reports to the Board of Directors of Borrower or any of its Subsidiaries, and information as from time to time may be reasonably requested by Lender.

5.3                                 Inspection.  (a) If no Event of Default exists, upon reasonable prior notice, and (b) if an Event of Default exists, upon request by Lender, permit Lender or any representatives of Lender to visit and inspect any of its properties, to examine all books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts with its officers, employees, Actuaries and Auditors (and by this provision Borrower authorizes Actuaries and Auditors to discuss with Lender and its representatives the finances and affairs of Borrower and its Subsidiaries).  All reasonable costs and expenses of Lender related to the first such inspection during each fiscal year conducted when no Event of Default exists shall be a part of the Obligations and paid by Borrower to Lender within ten days after demand by Lender.  All costs and expenses of Lender related to each such inspection conducted when an Event of Default exists shall be a part of the Obligations and paid by Borrower to Lender within ten days after demand by Lender.

5.4                                 Compliance with ERISA.  Comply with ERISA in all material respects, and (a) at all times make contributions within the time limits imposed by Law to meet the minimum funding standards set forth in ERISA with respect to any Plan; (b) notify Lender as soon as reasonably practicable of any fact which it knows or should know, including but not limited to any Reportable Event, arising in connection with any Plan which could reasonably be expected to result in termination thereof by the PBGC or for the appointment by a Governmental Authority of a trustee to administer the Plan; and (c) furnish to Lender upon such request such additional information concerning any Plan as Lender may reasonably request.

5.5                                 Performance of Obligations.  Perform all of its obligations under the Loan Documents.

5.6                                 Maintenance of Priority of Bank Liens.  Upon the reasonable request of Lender from time to time, it shall perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional assignments, pledge agreements, security agreements and other agreements, documents, instruments, and certificates as Lender may deem necessary or appropriate in order to perfect and maintain the Bank Liens (including the priority of such Liens) in favor of Lender and preserve and protect the rights of Lender in respect of the Collateral.

5.7                                 Indemnity.  BORROWER SHALL DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS LENDER AND ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE (INCLUDING SUCH AFFILIATES’) OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, SHAREHOLDERS AND CONSULTANTS (INCLUDING, WITHOUT LIMITATION, THOSE RETAINED IN CONNECTION WITH THE SATISFACTION OR ATTEMPTED SATISFACTION OF ANY OF THE CONDITIONS SET FORTH HEREIN) OF EACH OF THE FOREGOING (COLLECTIVELY, “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, THE REASONABLE ATTORNEY COSTS FOR SUCH INDEMNITEES IN CONNECTION

WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, WHETHER OR NOT SUCH INDEMNITEES SHALL BE DESIGNATED A PARTY THERETO), IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNITEES (WHETHER DIRECT, INDIRECT OR CONSEQUENTIAL AND WHETHER BASED ON ANY FEDERAL, STATE, OR LOCAL LAWS AND REGULATIONS, UNDER COMMON LAW OR AT EQUITABLE CAUSE, OR ON CONTRACT, TORT OR OTHERWISE, ARISING FROM OR CONNECTED WITH THE PAST, PRESENT OR FUTURE OPERATIONS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE PREDECESSORS IN INTEREST, OR THE PAST, PRESENT OR FUTURE ENVIRONMENTAL CONDITION OF PROPERTY OF BORROWER OR ANY OF ITS SUBSIDIARIES), IN ANY MANNER RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY ACT, EVENT OR TRANSACTION OR ALLEGED ACT, EVENT OR TRANSACTION RELATING OR ATTENDANT THERETO, THE MAKING OF ANY ADVANCE LOAN, INCLUDING IN CONNECTION WITH, OR AS A RESULT, IN WHOLE OR IN PART, OF ANY NEGLIGENCE OF LENDER (OTHER THAN THOSE MATTERS RAISED EXCLUSIVELY BY A PARTICIPANT AGAINST LENDER AND NOT BORROWER), OR THE USE OR INTENDED USE OF THE PROCEEDS OF ANY ADVANCE LOAN HEREUNDER, OR IN CONNECTION WITH ANY INVESTIGATION OF ANY POTENTIAL MATTER COVERED HEREBY, BUT EXCLUDING ANY CLAIM OR LIABILITY THAT ARISES AS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNITEE, AS FINALLY JUDICIALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION (COLLECTIVELY, “INDEMNIFIED MATTERS”).  IN ADDITION, BORROWER SHALL PERIODICALLY, UPON REQUEST, REIMBURSE EACH INDEMNITEE FOR ITS REASONABLE LEGAL AND OTHER ACTUAL EXPENSES (INCLUDING THE REASONABLE COST OF ANY INVESTIGATION AND PREPARATION) INCURRED IN CONNECTION WITH ANY INDEMNIFIED MATTER.  THE REIMBURSEMENT, INDEMNITY AND CONTRIBUTION OBLIGATIONS UNDER THIS SECTION SHALL BE IN ADDITION TO ANY LIABILITY WHICH BORROWER MAY OTHERWISE HAVE, SHALL EXTEND UPON THE SAME TERMS AND CONDITIONS TO EACH INDEMNITEE, AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF ANY SUCCESSORS, ASSIGNS, HEIRS AND PERSONAL REPRESENTATIVES OF BORROWER, LENDER AND ALL OTHER INDEMNITEES.  THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND PAYMENT OF THE OBLIGATIONS.

ARTICLE VI

NEGATIVE COVENANTS

From the date hereof and so long as this Agreement is in effect and until payment in full of the Obligations, the termination of the Advance Commitment, and the performance of all other obligations of each Obligor under this Agreement and each other Loan Document:

6.1                                 Total Adjusted Capital.  Borrower shall not permit Total Adjusted Capital of GAICA to be less than the greater of (a) $40,000,000 and (b) the amount required for Risk-Based

Capital Ratio of GAICA to equal (i) prior to the Reset Date, 275%, or (ii) from and after the Reset Date, 250%, as at the last day of any fiscal quarter of GAICA.

6.2                                 Combined Ratio.  Borrower shall not permit the Combined Ratio to be greater than 100% as at the last day of any fiscal quarter of Borrower.

6.3                                 Fixed Charges Coverage Ratio.  Borrower shall not permit the Fixed Charges Coverage Ratio to be less than 1.25 to 1.00 at any time.

6.4                                 Consolidated Net Worth.  Borrower shall not permit Consolidated Net Worth to be less than $30,000,000 at any time.

6.5                                 Dividends.  Borrower shall not declare, pay or otherwise be liable for the payment of any Dividend, other than accrued Dividends described in Section 3 of the Preferred Stock Documents (as such documents exist on the Agreement Date); provided, (a) such Dividends are declared and paid in accordance with the Preferred Stock Documents (as such documents exist on the Agreement Date), and (b) both prior to and after giving effect thereto, no Default or Event of Default shall exist.

6.6                                 Limitation on Debt.  Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Debt except Permitted Debt.

6.7                                 Limitation on Liens.  Borrower shall not, and shall not permit any Subsidiary to, create or suffer to be created or to exist any Lien upon any of its properties or assets except Permitted Liens.

6.8                                 Burdensome Agreements.  Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to pay Dividends to Borrower or to otherwise transfer property to Borrower, (b) of any Subsidiary to guarantee the Obligations or (c) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

6.9                                 Disposition of Assets.  Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, Dispose of all or any portion of any of its properties (including any capital stock of any Subsidiary and equity interests constituting Collateral) and assets except (a) Dispositions pursuant to its Investment Policy in the ordinary course of business for full and fair consideration, (b) other Dispositions in the ordinary course of business for full and fair consideration, (c) mergers of Subsidiaries of Borrower described in the proviso to Section 6.11, and (d) Dispositions not in the ordinary course of business if (i) no single asset Disposed of or single transaction including a Disposition has a value (valued at the greater of market or book (determined in accordance with GAAP) value) less than $200,000 and (ii) the aggregate value (valued at the greater of market or book (determined in accordance with GAAP) value) of all such Dispositions by Borrower and its Subsidiaries during any fiscal year of Borrower is less than $500,000.

6.10                           Acquisition of Assets.  Borrower shall not, and shall not permit any Subsidiary to, acquire any assets, property or business of any Person, or participate in any joint venture, or create or acquire any Subsidiary, except (a) assets acquired in the ordinary course of business, and (b) acquisitions permitted Section 6.12.

6.11                           Merger and Consolidation.  Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly consolidate with or merge into any other Person, permit any other Person to consolidate with or merge into it, or acquire any Person (other than acquisitions permitted by Section 6.10); provided, so long as no Default or Event of Default exists at the time of or immediately after giving effect thereto, (a) Subsidiaries (other than a RIC) may merge with and into Borrower or any other direct wholly-owned Subsidiary of Borrower so long as Borrower or such other direct wholly-owned Subsidiary of Borrower is the survivor and the surviving Subsidiary is a Guarantor; and (b) a RIC may merge with and into another RIC so long as GAICA is the survivor.

6.12                           Loans and Investments.  Borrower will not, and will not permit any Subsidiary to, make or maintain any Investment, except:

(a)                                  Borrower and Subsidiaries (other than a RIC) may, subject to and in accordance with Applicable Law, invest in (i) cash, (ii) Cash Equivalents, and (iii) Investment Grade Securities.

(b)                                 Each RIC may, subject to and in accordance with Applicable Law, invest in (i) cash, (ii) Cash Equivalents, (iii) Investment Grade Securities, and (iv) other Investments (valued at the greater of market or purchase price) with an aggregate value not greater than 10% of such RIC’s total admitted assets.

(c)                                  Borrower and Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.

(d)                                 Loans and advances to employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business and loans and advances to related parties not exceeding $500,000 in the aggregate for Borrower and Subsidiaries at any one time outstanding.

(e)                                  Investments acquired by Borrower or any Subsidiary (i) in exchange for any other investment held by Borrower or such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or (ii) as a result of a foreclosure by Borrower or any Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default.

(f)                                    Investments in Subsidiaries in existence on the Agreement Date.

6.13                           ERISA.  Borrower shall not, and shall not permit any Subsidiary to, make funding contributions with respect to any Plan that are less than the minimum required by ERISA or the regulations thereunder, or permit any Plan ever to be subject to involuntary termination proceeding by the PBGC pursuant to ERISA § 4042(a).

6.14                           Assignment.  Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, assign or transfer, or attempt to do so, any rights, duties or obligations under the

Loan Documents, except in connection with a merger of a Subsidiary described in the proviso to Section 6.11.

6.15                           Transactions with Affiliates.  Borrower shall not, and shall not permit any Subsidiary to, carry on any transaction with any of their respective Affiliates except at arm’s length and in the ordinary course of business, except as set forth on Schedule 6.15.

6.16                           Business.  Borrower shall not, and will not permit any Subsidiary to, engage in any material line or lines of business activity or any businesses other than lines of business activity and businesses engaged in on the Agreement Date (other than Discontinued Lines).

6.17                           Preferred Stock.  Borrower shall not, and shall not permit, any amendment to or restatement of any Preferred Stock Document.

6.18                           Use of Proceeds.  Borrower shall not use the proceeds of any Advance Loan for any purpose other than to (a) provide working capital to Borrower, and (b) pay cash Dividends with respect to Preferred Stock as permitted by Section 6.5.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants, and covenants to Lender as follows:

7.1                                 Organization and Qualification.  Borrower and each of its Subsidiaries (a) is a corporation, limited liability company or limited partnership duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization; (b) is duly licensed and in good standing as a foreign corporation, limited liability company or limited partnership in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing as such; and (c) possesses all requisite corporate, limited liability company or limited partnership (respectively) power, authority and legal right, to execute, deliver and comply with the terms of the Loan Documents to be executed by it, all of which have been duly authorized and approved by all necessary corporate, limited liability company or limited partnership action (respectively) and for which no approval or consent of any Governmental Authority which has not been obtained is required.  No proceeding is pending for the forfeiture of any Borrower’s or any such Subsidiary’s organization documents or its dissolution.  The issued and outstanding capital stock, limited liability company interest and partnership interest of Borrower and each Subsidiary is duly authorized validly issued, fully paid and nonassessable, and free of the preemptive rights of shareholders and other equity holders.  Schedule 7.1 sets forth the respective jurisdiction of organization and percentage ownership as of the Agreement Date of each Subsidiary.  Borrower has no direct or indirect Subsidiary other than those set forth on Schedule 7.1.

7.2                                 Authorization; Validity.  The Board of Directors, managers, partners or other appropriate governance board of each Obligor has duly authorized the execution and delivery of the Loan Documents to which such Obligor is a party and the performance of their respective terms.  No consent of the stockholders, members, partners or other equity holders of any Obligor is required as a prerequisite to the validity and enforceability of any Loan Document.  Each Obligor has full corporate, limited liability or partnership (respectively) power, authority and legal right to execute and deliver and to perform and observe the provisions of all Loan Documents to which such Obligor is a party.  Each of the Loan Documents is the legal, valid and binding obligation of each Obligor which is a party thereto, enforceable in accordance with its respective terms, subject as to enforcement of remedies to any Debtor Relief Laws.

7.3                                 Financial Statements.  The financial statements described in Section 4.1(m) heretofore furnished to Lender are complete and correct in all material respects and prepared in accordance with GAAP or SAP, as appropriate, and fairly present the financial condition of the Persons described therein as of the dates indicated and for the periods involved.  There are no Contingent Debts, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, any of which are material in amount in relation to the financial condition of Borrower and its Subsidiaries, taken as a whole, except as reflected in such financial statements.  The description of all Off-Balance Sheet Liabilities of Borrower and Subsidiaries heretofore furnished to Lender is complete and correct in all material respects.  Since the date of the Financial Statements described in Section 4.1(m) or the Current Financials, there has been no Material Adverse Change or, at such times as Auditors are required by Sarbanes-Oxley to deliver an attestation report as to Borrower or senior officers of Borrower are required to certify, in connection with the filing with the Securities and Exchange Commission of the Form 10Q and Form 10K of Borrower, as to the internal controls of Borrower, Internal Control Event.  Neither Borrower nor any Subsidiary has any obligation with respect to any material Off-Balance Sheet Liability except as described in Schedule 7.3.

7.4                                 Compliance With Laws and Other Matters.  The execution, delivery and performance and compliance with the terms of the Loan Documents will not cause Borrower or any Subsidiary to be, (a) in violation of its corporate charter or bylaws, certificate of organization, operating agreement, certificate of limited partnership, partnership agreement or other organization and governance document, (b) in violation of any Law in any respect which could have any Material Adverse Effect, or (c) in default (nor has any event occurred which, with notice or lapse of time or both, could constitute a default) under any material agreement (including any agreement related to any Debt or such Person).

7.5                                 Litigation.  There is no Litigation pending against or, to the knowledge of Borrower, threatened against or affecting any Borrower or any Subsidiary or their respective assets or properties which involves the probability of any final judgment or liability which may result in a Material Adverse Change.  Schedule 7.5 is a complete and correct description of all Existing Litigation.  There are no outstanding or unpaid final judgments against Borrower or any Subsidiary.

7.6                                 Debt.  Since the date of the latest of the Current Financials, neither Borrower nor any of its Subsidiaries has incurred any Debt except Permitted Debt.  Schedule 7.6 is a complete and correct description of all Existing Debt.

7.7                                 Title to Properties.  Borrower and each Subsidiary have (a) full corporate, limited liability or partnership (respectively) power, authority and legal right to own and operate the properties which it now owns or leases, and to carry on the lines of business in which it is now engaged, and (b) good and marketable title to its owned properties, subject to no Lien of any kind, except Permitted Liens.

7.8                                 Taxes.  Borrower and each Subsidiary have filed all federal and state and all other material income Tax returns which are required to be filed by such Person and have paid all Taxes as shown on said returns, and all Taxes due and payable without returns and all assessments received to the extent that such Taxes or assessments have become due and payable.  All Tax liabilities of Borrower and each Subsidiary are adequately provided for on the books of such Person, including interest and penalties.  No income Tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid, except such Taxes being contested in good faith by appropriate proceedings.  There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Borrower or any Subsidiary, threatened by any Governmental Authority regarding any Taxes relating to Borrower or such Subsidiary.  Neither Borrower nor any Subsidiary has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Borrower or such Subsidiary, or is aware of any circumstances that would cause the taxable years or other taxable periods of Borrower or such Subsidiary not to be subject to the normally applicable statute of limitations.

7.9                                 Use of Proceeds.  No Obligor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Advance Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  None of the assets of any Obligor is margin stock.  No Obligor nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the Loan Documents to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

7.10                           Possession of Franchises, Licenses, Etc.  Borrower and each Subsidiary possess all franchises, certificates, licenses, permits and other authorizations from all Governmental Authorities, free from burdensome restrictions, that (a) are necessary for the ownership, maintenance and operation of its properties and assets, and (b) the loss of possession of which could reasonably be expected to have a Material Adverse Effect, and such Person is not in violation of any thereof.  Schedule 7.10 lists with respect to each RIC, as of the Agreement Date, all of the jurisdictions in which such RIC holds licenses (including, without limitation, licenses or certificates of authority from relevant Insurance Regulators), permits or authorizations to transact Insurance Business.  To the knowledge of Borrower, (a) no such license is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (b) there is no sustainable basis for such a suspension, revocation or limitation, and (c) no such suspension, revocation or limitation is threatened by any relevant Insurance Regulator.  As of the Agreement Date, no RIC transacts any Insurance Business, directly or indirectly, in any jurisdiction other than those listed on Schedule 7.10.

7.11                           Leases.  Borrower and each Subsidiary enjoy peaceful and undisturbed possession of all leases necessary for the operation of its properties and assets the loss of possession of which could reasonably be expected to have a Material Adverse Effect.  All such leases are valid and subsisting and are in full force and effect.

7.12                           Disclosure.  Neither this Agreement nor any other document, certificate or statement furnished to Lender by or on behalf of Borrower or any Subsidiary in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.  There is no fact known to Borrower or any Subsidiary and not known to the public generally which reasonably may be expected to materially adversely affect its assets or in the future may reasonably be expected (so far as Borrower or such Subsidiary can now foresee) to result in a Material Adverse Effect, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to Lender by or on behalf of Borrower or any Subsidiary prior to the date hereof in connection with the transactions contemplated hereby.

7.13                           ERISA.  Schedule 7.13 sets forth each Plan.  Neither Borrower nor any Subsidiary has (a) incurred any material accumulated funding deficiency within the meaning of ERISA, or (b) incurred any material liability to the PBGC in connection with any Plan established or maintained by it.  No Reportable Event has occurred with respect to any Plan which could reasonably be expected to result in a Material Adverse Change.  No Plan is in the process of termination.

7.14                           Regulatory Acts.  None of Borrower or any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, the Interstate Commerce Act, or any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System and applicable insurance Laws) which regulates the incurring by Borrower or any Subsidiary of debt, including, but not limited to, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility services.

7.15                           Solvency.  Borrower and each Subsidiary is, and Borrower and Subsidiaries on a consolidated basis are, Solvent.

7.16                           Environmental Matters.  Except as set forth in Schedule 7.16 or as could not reasonably be expected to result in a Material Adverse Change or Effect:

(a)                                  The properties owned, operated or leased by Borrower and each Subsidiary (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Change;

(b)                                 All Environmental Permits have been obtained and are in effect with respect to the Properties and operations of Borrower and each Subsidiary, and the Properties and all operations of Borrower and each Subsidiary are in compliance, and have been in compliance, with all Environmental Laws and all necessary Environmental Permits, except to the extent that such non compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Change;

(c)                                  Neither Borrower nor any Subsidiary has received any notice of an Environmental Claim in connection with the Properties or the operations of Borrower or such Subsidiary or with regard to any Person whose liabilities for environmental matters Borrower or such Subsidiary has retained or assumed, in whole or in part, contractually, which, in the aggregate, could reasonably be expected to result in a Material Adverse Change, nor does Borrower or any Subsidiary have knowledge that any such notice will be received or is being threatened; and

(d)                                 Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could reasonably be expected to give rise to liability under any Environmental Law, nor has Borrower or any Subsidiary retained or assumed any liability contractually, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Change.

7.17                           Investments.  Schedule 7.17 is a complete and correct description of all Existing Investments as of the Agreement Date.  Borrower has provided to Lender a complete copy of the Investment Policy of each RIC.

7.18                           Intellectual Property, Etc.  Borrower and each Subsidiary have obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted.

7.19                           Reinsurance Agreements.  Except as set forth on Schedule F to the annual statements for each RIC for its fiscal year ending December 31, 2004, as modified by Schedule F to the quarterly statements for each RIC for the period ending June 30, 2005, there are no material liabilities outstanding as of the Agreement Date under any Reinsurance Agreement.  Each Reinsurance Agreement is in full force and effect; no RIC or, to the knowledge of Borrower, any other party thereto, is in breach of or default under any such Reinsurance Agreement; and Borrower has no reason to believe that the financial condition of any other party to any such Reinsurance Agreement is impaired such that a default thereunder by such party could reasonably be anticipated.  Each Reinsurance Agreement is qualified under all applicable Laws to receive the statutory credit assigned to such Reinsurance Agreement in the relevant annual statement or quarterly statement at the time prepared.  Except as set forth on Schedule 7.19, each Person to whom any RIC has ceded any material liability pursuant to any Reinsurance Agreement on the Agreement Date has a rating of “A-” or better by A.M. Best.

7.20                           Retrocession Agreements.  Schedule 7.20 is a complete and correct list of all Retrocession Agreements to which Borrower or any Subsidiary is a party, describing the names of all parties to each agreement, the date of each agreement and the termination date of each agreement.

7.21                           Subsidiaries.  There are no restrictions on Borrower or any Subsidiary which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary to Borrower, other than prohibitions or restrictions existing under or by reason of (a) this Agreement or the other Loan Documents, and (b) restrictions of Laws and Governmental Authorities (including Insurance Regulators) having jurisdiction over Borrower or a Subsidiary.

7.22                           Labor Relations, Collective Bargaining Agreements.  (a) Schedule 7.22 is a list and description (including dates of termination) of all collective bargaining agreements between or applicable to Borrower and each Subsidiary and any union, labor organization or other bargaining agent in respect of the employees of Borrower and such Subsidiary.

(b)                                 None of Borrower or any Subsidiary is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect.  There is (i) no significant unfair labor practice complaint pending against Borrower or any Subsidiary or threatened in writing against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is now pending against Borrower or any Subsidiary or threatened in writing against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or any Subsidiary or threatened in writing against Borrower or any Subsidiary and (iii) to the best knowledge of Borrower and each Subsidiary, no union representation question exists with respect to the employees of Borrower or any Subsidiary, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

7.23                           Preferred Stock Documents.  Attached as Exhibit H is a complete and correct copy of all Preferred Stock Documents, and all amendments and restatements thereto (other than each issued and outstanding certificate evidencing the Preferred Stock).  Except as provided in the Preferred Stock Documents, there are no agreements between or among Borrower and any holder of any Preferred Stock regarding the Preferred Stock.

7.24                           Survival of Representations and Warranties, Etc.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date and at and as of the date of the making of each Advance Loan, and each shall be true and correct in all material respects when made, except to the extent applicable to a specific date.  All such representations and warranties shall survive, and not be waived by, the execution hereof by Lender any investigation or inquiry by Lender or by the making of any Advance Loan under this Agreement.

ARTICLE VIII

EVENTS OF DEFAULT

8.1                                 Default.  The term “Event of Default” as used herein, means the occurrence and continuance of any one or more of the following events (including the passage of time, if any, specified therefor):

(a)                                  Advance Loans.  The failure or refusal of Borrower to pay any part of the principal of or interest on any Advance Loan on the date such payment is due.

(b)                                 Other Obligations.  The failure or refusal of Borrower to pay any part of the Obligations (other than as referenced in Section 8.1(a)) on or before the date such payment is due and such failure shall continue for five Business Days after such payment was due.

(c)                                  Certain Covenants.  The failure or refusal of any Obligor punctually and properly to perform, observe and comply with any covenant, agreement or condition contained in Article III, Article VI, Sections 5.2, 5.3 or 5.6.

(d)                                 Other Covenants.  The failure or refusal of any Obligor punctually and properly to perform, observe and comply with any covenant, agreement or condition contained in any of the Loan Documents (other than covenants to pay the Obligations referenced in Sections 8.1(a) and (b) and those referenced in Section 8.1(c)) and such failure shall not have been remedied within ten Business Days after the earlier of (i)  notice thereof by Lender (which may be telephonic) and (ii)  actual knowledge thereof by any such Obligor.

(e)                                  Voluntary Debtor Relief.  Any Obligor or any of its Subsidiaries shall (i) execute an assignment for the benefit of creditors, or (ii) admit in writing its inability, or be generally unable, to pay its debts generally as they become due, or (iii) voluntarily seek the benefit or benefits of any Debtor Relief Law, or (iv) voluntarily become a party to any proceeding provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights of Lender granted in the Loan Documents.

(f)                                    Involuntary Proceedings.  Any Obligor or any of its Subsidiaries shall involuntarily (i)  have an order, judgment or decree entered against it or a material portion of its property by any Governmental Authority pursuant to any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to Lender in any of the Loan Documents, or (ii)  have a petition filed against it or a material portion of its property seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the rights granted to Lender in any of the Loan Documents, and such order, judgment, decree or petition is not dismissed within 14 days.

(g)                                 Insurance Regulator.  Any Insurance Regulator of any jurisdiction suspends or takes any steps towards suspending the business or operations of any Obligor or any of its Subsidiaries and any such event could reasonably be expected to result in a Material Adverse Change.

(h)                                 Internal Control Event; Securities Laws.  At any time Borrower is required to comply with Section 404 of Sarbanes-Oxley, an Internal Control Event shall occur or any Governmental Authority shall allege a violation or commence any action based on an alleged violation of any Securities Laws by Borrower, any employee, officer or director of Borrower or Borrower’s auditor (with respect to actions of such auditor in its capacity as auditor for Borrower) and any such event could reasonably be expected to result in a Material Adverse Change.

(i)                                     Judgments.  Any Obligor or any of its Subsidiaries shall have rendered against it a money judgment in an aggregate uninsured amount in excess of $500,000 and the same shall remain in effect and unstayed for a period of thirty consecutive days.

(j)                                     Other Debt.  (i)  Any Obligor or any of its Subsidiaries shall default (A) in the payment of principal of or interest on any Debt in an aggregate amount, together with all other Debt in which a default exists, in excess of $500,000, or (B) in the performance of any other covenant, term or condition contained in any agreement with respect to such Debt (if such default shall occur and be continuing beyond any grace period with respect to such payment or performance), if the effect of such default is to cause or permit the holder or holders of such Debt (or any trustee on their behalf) to cause such Debt to become due, prepaid, redeemed or purchased prior to its date of maturity; or (ii)  any event shall occur which either causes or permits the holder or holders of such Debt (or any trustee on their behalf) to cause such Debt to become due, prepaid, redeemed or purchased prior to its date of maturity.

(k)                                  Misrepresentation.  Any statement, representation or warranty in the Loan Documents or in any writing ever delivered to Lender pursuant to the Loan Documents proves to be incorrect in any material respect when made.

(l)                                     Stock.  Any Dividend (other than as permitted by Section 6.5) shall be declared or paid with respect to any equity interest to Borrower, any capital stock or other equity interest of Borrower shall be redeemed for any property other than common stock of Borrower or any holder of any capital stock of Borrower shall take any action to cause Borrower to redeem such capital stock of Borrower for any property other than common stock of Borrower.

(m)                               ERISA.  Any Reportable Event under any Plan, or the appointment by an appropriate Governmental Authority of a trustee to administer any Plan, or the termination of any Plan within the meaning of Title IV of ERISA, or any material accumulated funding deficiency within the meaning of ERISA under any Plan, or the institution of proceedings by the PBGC to terminate any Plan or to appoint a trustee to administer any Plan, and any of such events could reasonably be expected to result in a Material Adverse Change.

(n)                                 Loan Documents.  Any Loan Document shall at any time after its execution and delivery and for any reason, cease to be in full force and effect in or be declared to be null and void (other than in accordance with the terms hereof or thereof) or the validity or enforceability thereof be contested by any Person party thereto (other than Lender) or any Person (other than Lender) shall deny in writing that it has any liability or any further liability or obligations under any Loan Document to which it is a party; or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (other than Permitted Liens) in any Collateral.

8.2                                 Remedies.  If an Event of Default exists:

(a)                                  With the exception of an Event of Default specified in Section 8.1(e) or (f), Lender may terminate the Advance Commitment and/or declare the principal of and interest on the Advance Loans and Obligations and other amounts owed under the Loan Documents to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in the Loan Documents to the contrary notwithstanding.

(b)                                 Upon the occurrence of an Event of Default specified in Section 8.1(e) or (f), the principal of and interest on the Advance Loans and Obligations and other amounts and under the Loan Documents shall thereupon and concurrently therewith become due and payable and the Advance Commitment shall forthwith terminate, all without any action by Lender or any holder of the Advance Note and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Loan Documents to the contrary notwithstanding.

(c)                                  Lender may exercise all of the post-default rights granted to it under the Loan Documents or under Law.

(d)                                 The rights and remedies of Lender hereunder shall be cumulative and not exclusive.

8.3                                 Application of Funds.  After the exercise of remedies provided for in Section 8.2 (or after the Advance Loans and other Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Lender in the following order:

(a)                                  First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 9.2 and amounts payable under Article III) payable under the Loan Documents to Lender;

(b)                                 Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advance Loans;

(c)                                  Third, to payment of that portion of the Obligations constituting unpaid principal of the Advance Loans in such order as Lender elects in its discretion;

(d)                                 Fourth, to all other Obligations; and

(e)                                  Last, to the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;

ARTICLE IX

MISCELLANEOUS

9.1                                 Notices.

(a)                                  All notices and other communications under this Agreement (except in those cases where giving notice by telephone is expressly permitted) shall be in writing and shall be deemed to have been given on the date personally delivered or sent by telecopy (answerback received), or three days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one day after being entrusted to a reputable commercial overnight delivery service, addressed to the party to which such notice is directed at its address determined as provided in this Section.  All notices and other communications under this Agreement shall be given if to Borrower, at the address specified on Schedule 9.1, and if to Lender, at the address specified on Schedule 9.1.

(b)                                 Any party hereto may change the address to which notices shall be directed by giving ten days’ written notice of such change to the other parties.

9.2                                 Expenses.  Borrower shall promptly pay:

(a)                                  all reasonable out-of-pocket expenses and reasonable Attorney Costs of Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, the making of the Advance Loans hereunder, and the preparation, negotiation, execution and delivery of any waiver, amendment or consent by Lender relating to this Agreement or the other Loan Documents; and

(b)                                 all reasonable costs, out-of-pocket expenses and reasonable Attorney Costs of Lender incurred for enforcement, collection, restructuring, refinancing and “work-out”, or otherwise incurred in obtaining performance under the Loan Documents, and all reasonable costs and out-of-pocket expenses of collection if default is made in the payment of the Advance Note or other Obligations which in each case shall include without limitation reasonable fees and expenses of consultants, counsel for Lender, and administrative fees for Lender.

9.3                                 Waivers.  The rights and remedies of Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.  No failure or delay by Lender in exercising any right shall operate as a waiver of such right.  Any waiver or indulgence granted by Lender shall not constitute a modification of any Loan Document, except to the extent expressly provided in such written waiver or indulgence, or constitute a course of dealing by Lender at variance with the terms of any Loan Document such as to require further notice by Lender of Lender’s intent to require strict adherence to the terms of such Loan Document in the future.  Any such actions shall not in any way affect the ability of Lender, in its discretion, to exercise any rights available to it under this Agreement, any other Loan Document or under any other agreement, whether or not Lender is a party thereto, relating to Borrower, its Subsidiaries or other Obligors.

9.4                                 Determinations by Lender.  Any material determination required or expressly permitted to be made by Lender under this Agreement shall be made in its reasonable judgment and in good faith, and shall when made constitute prima facie evidence as to the accuracy thereof.  Upon Borrower’s reasonable request, Lender shall provide to Borrower a written explanation in reasonable detail of the basis of Lender’s determination; provided, any failure to deliver such explanation shall not impair any right of Lender.

9.5                                 Set-Off.  In addition to any rights now or hereafter granted under Law and not by way of limitation of any such rights, during the existence of an Event of Default, Lender and any subsequent holder of the Advance Note or other Obligations, and any Assignee or Participant in the Advance Note or other Obligation is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to set-off, appropriate and apply any deposits (general or special (except trust and escrow accounts), time or demand, including without limitation Debt evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Debt at any time held or owing by Lender or such holder, Assignee or Participant to or for the credit or the account of Borrower, against and on account of the Obligations and other liabilities of Borrower to Lender or such holder, Assignee or Participant, irrespective of whether or not (a) Lender or such holder, Assignee or Participant shall have made any demand hereunder or required that Borrower, or (b)  Lender or such holder, Assignee or Participant shall have declared the principal of and interest on the Advance Loans and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such obligations and liabilities, or any of them, shall be contingent or unmatured.  Any sums obtained by Lender or any Assignee, Participant or subsequent holder of the Advance Note or other Obligation shall be subject to pro rata treatment of the Obligations and other liabilities hereunder.

9.6                                 Assignment.

(a)                                  Neither Borrower nor any other Obligor may assign or transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of Lender.

(b)                                 Lender may at any time sell participations in all or any part in the Advance Commitment and/or the Advance Loans (collectively, “Participations”) to any banks or other financial institutions (“Participants”) provided that such Participation shall not confer on any Person (other than the parties hereto) any right to vote on, approve or sign amendments or waivers, or any other independent benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents, other than the right to vote on, approve, or sign amendments or waivers or consents with respect to items that would result in (i) (A) the extension of the date of maturity of the Advance Loans, or (B) the extension of the due date for any payment of principal, interest or fees respecting the Advance Loans, or (C) the reduction of the amount of any installment of principal or interest on or the change or reduction of any mandatory reduction required hereunder, or (D) a reduction of the rate of interest on the Advance Loans; or (ii)  the release of security for the Obligations (except pursuant to this Agreement).  Notwithstanding the foregoing, Borrower agrees that Participants shall be entitled to the benefits of Article VIII and Section 9.5 as though they were Lender.  To the fullest extent it may effectively do so under Law, Borrower agrees that any Participant may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its Participation as fully as if such Participant were the holder of the Advance Loans in the amount of its Participation.

(c)                                  Lender may assign to one or more financial institutions or funds organized under the Laws of the United States, or any state thereof, or under the Laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (each, an “Assignee”) all of its rights and obligations under this Agreement and the other Loan Documents.  From and after such assignment, such Assignee shall succeed to all rights and obligations of Lender under the Loan Documents.

(d)                                 Except as specifically set forth in this Section 9.6, nothing in this Agreement or any other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents.

(e)                                  Notwithstanding anything in this Section 9.6 to the contrary, no Assignee or Participant shall be entitled to receive any greater payment under Article III than Lender would have been entitled to receive with respect to the interest assigned or participated to such Assignee or Participant.

(f)                                    Borrower shall not be required to deliver to any Participant any information required to be delivered to Lender pursuant to any Loan Document.

9.7                                 Amendment and Waiver.  The provisions of this Agreement may not be amended, modified or waived except by the written agreement of Borrower and Lender.  Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing the parties required by this Section 9.7.

9.8                                 Confidentiality.  Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the NAIC), (c) to the extent required by Laws or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement, (f) with the written consent of Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a nonconfidential basis from a source other than Borrower, any of its Subsidiaries or any other Obligor.  For purposes of this Section, “Information” means all information received from Borrower, any other Obligor or any Subsidiary relating to Borrower, any other Obligor or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower, any other Obligor or any Subsidiary, provided that, in the case of information received from a Borrower, any other Obligor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.9                                 Counterparts.  This Agreement may be executed in any number of counterparts, including via facsimile, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

9.10                           Severability.  Any provision of this Agreement which is for any reason prohibited or found or held invalid or unenforceable by any Governmental Authority shall be ineffective to the extent of such prohibition or invalidity or unenforceability without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

9.11                           Interest and Charges.  It is not the intention of any parties to this Agreement to make an agreement in violation of the Laws of any applicable jurisdiction relating to usury.  Regardless of any provision in any Loan Document, Lender shall never be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the Maximum Amount.  If Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal by Borrower.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, Borrower and Lender shall, to the maximum extent permitted under Applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided, however, that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lender shall refund to Borrower or such other Person legally entitled thereto the amount of such excess or credit the amount of such excess against the total principal amount of the Obligations owing, and, in such event, Lender shall not be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount.  This Section shall control every other provision of all agreements pertaining to the transactions contemplated by or contained in the Loan Documents.  The provisions of this Section 9.11 applicable to Lender are equally applicable to each Participant, Assignee and any subsequent holder.

9.12                           Exception to Covenants.  No Obligor shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

9.13                           USA Patriot Act Notice.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

9.14                           GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, IT IS AGREED THAT THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE SHALL NOT APPLY TO THE ADVANCE LOANS, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  THE LOAN DOCUMENTS ARE PERFORMABLE IN SAN ANTONIO, BEXAR COUNTY, TEXAS, AND BORROWER AND LENDER WAIVE THE RIGHT TO BE SUED ELSEWHERE.  BORROWER AND LENDER AGREE THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN SAN ANTONIO, TEXAS SHALL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.15                           WAIVER OF JURY TRIAL.  EACH OF BORROWER AND LENDER HEREBY KNOWINGLY VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.  THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER ENTERING INTO THIS AGREEMENT AND MAKING ANY ADVANCE LOANS HEREUNDER.

9.16                           ENTIRE AGREEMENT.  THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

The Remainder of This Page Is Intentionally Left Blank.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

BORROWER:	GAINSCO, INC.

	By:	/s/ Glenn W. Anderson
	Print Name:	Glenn W. Anderson
	Print Title:	President and Chief Executive Officer

LENDER:	THE FROST NATIONAL BANK

	By:	/s/ Stephen S. Martin
Print Name: Stephen S. Martin
Print Title: Vice President